UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Engility Holdings, Inc.

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ENGILITY HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Engility Holdings, Inc. (the “Company”), which will be held on Thursday, May 21, 2015 at 9:00 a.m. eastern daylight time at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Sterling, Virginia 20166.

We are holding the Annual Meeting for the following purposes:

1.

To elect Charles S. Ream, Anthony Smeraglinolo and Lynn A. Dugle as directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These matters are more fully described in the accompanying proxy statement. We are not aware of any other business to be transacted at the Annual Meeting.

Only stockholders of record on our books at the close of business on Wednesday, March 25, 2015 will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

We are furnishing proxy materials to our stockholders over the Internet. On or about April 10, 2015, we mailed to all stockholders of record as of the close of business on Wednesday, March 25, 2015 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended December 31, 2014, and our proxy statement and proxy card on the Internet website indicated in our notice. The April 10, 2015 notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders.

For questions on accessing proxy materials or voting, please call 1 (800) 579-1639.

By Order of the Board of Directors,

Thomas O. Miiller Senior Vice President, General Counsel and Corporate Secretary

April 10, 2015

YOUR VOTE IS IMPORTANT. STOCKHOLDERS MAY VOTE IN PERSON AT THE ANNUAL MEETING OR BY INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD, BROKER INSTRUCTIONS OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON APRIL 10, 2015 FOR INFORMATION ON HOW TO VOTE IN PERSON OR BY INTERNET, TELEPHONE OR MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2015.

As outlined in the notice we mailed to you on April 10, 2015 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2014 are available on the Internet at www.proxyvote.com.

ENGILITY HOLDINGS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Engility Holdings, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 21, 2015 at 9:00 a.m. eastern daylight time at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Sterling, Virginia 20166, and any adjournments or postponements of the Annual Meeting. The Board is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the accompanying proxy card are being distributed and made available on or about April 10, 2015.

INTRODUCTION

On February 26, 2015, we completed the acquisition of TASC, Inc. (“TASC”), a leading professional services provider to the national security and public safety markets, in an all-stock transaction valued at approximately $1.3 billion, including the assumption of net debt of approximately $614 million. The combined companies now operate under a new holding company, New East Holdings, Inc., which was renamed “Engility Holdings, Inc.” upon the closing of the acquisition, and continues to trade on the NYSE under the symbol “EGL”. As a result of the acquisition of TASC, certain former TASC stockholders, through Birch Partners, LP, now hold approximately 51.2% of our shares of common stock outstanding as of April 3, 2015, subject to the terms of a Stockholders Agreement described under Proposal 1 below.

This is the first proxy statement we have filed for the combined company following the acquisition of TASC. Because the acquisition occurred on February 26, 2015, the compensation and related information reported in this proxy statement principally relates to predecessor Engility Holdings, Inc. for the period prior to that date. Unless otherwise noted, references to “Engility”, the “Company”, “we”, “us” or “our” refer to predecessor Engility Holdings, Inc. for all periods prior to the completion of the TASC acquisitions and to successor Engility Holdings, Inc. (f/k/a New East Holdings, Inc.) for all periods subsequent to the TASC acquisition.

PROPOSAL 1    ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

Our Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time exclusively by the Board, and shall be divided into three classes. The size of the Board is currently 11 directors.

As a condition to the closing of the TASC acquisition, on February 26, 2015, we entered into a Stockholders Agreement, dated February 26, 2015, with Birch Partners, LP (“Birch Partners”), and for the limited purposes set forth therein, certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and certain investment funds affiliated with General Atlantic LLC (“GA” or “General Atlantic”) (the “Stockholders Agreement”), which establishes certain rights, restrictions and obligations of Birch Partners, KKR and GA, and sets forth certain governance and other arrangements relating to Engility, including the right of Birch Partners to designate (i) four directors for nomination to our 11 member Board for so long as each of KKR and GA (including their respective affiliates) beneficially owns at least 50% of the shares of our common stock it owned as of February 26, 2015 and (ii) two directors for nomination to our 11 member Board for so long as each of KKR and GA (including their respective affiliates) beneficially owns less than 50% but at least 25% of the shares of our common stock it owned as of February 26, 2015.

Pursuant to the Stockholders Agreement, we must include certain director nominees designated by Birch Partners (or after a distribution by Birch Partners to the KKR investors and GA investors, KKR and/or GA, respectively) in the slate of nominees recommended by the Board for election of directors. In the event any Board member nominated by such stockholder party resigns or is unable to serve, the stockholder parties will be entitled to appoint a replacement stockholder party director.

As of the effective date of the TASC acquisition and pursuant to the Stockholders Agreement discussed above, the size of our Board was increased from seven members to 11 members, including the seven members of the Board of Engility serving prior to the TASC acquisition (Edward P. Boykin, Darryll J. Pines, Anthony Principi, Charles S. Ream, David A. Savner, Anthony Smeraglinolo and William G. Tobin) and four members designated by Birch Partners (Peter A. Marino, David M. Kerko, Steven A. Denning and Lynn A. Dugle, collectively, the “TASC Directors”). The TASC Directors have been apportioned amongst the classes of the Board such that Lynn A. Dugle initially has a term expiring at this year’s Annual Meeting, David M. Kerko and Steven A. Denning initially have terms expiring at our 2016 annual meeting, and Peter A. Marino initially has a term expiring at our 2017 annual meeting.

As a result of the foregoing Board changes that occurred in connection with the closing of the TASC acquisition, the terms of four of our incumbent directors expire at the Annual Meeting. These directors are Edward P. Boykin, Charles S. Ream, Anthony Smeraglinolo and Lynn A. Dugle. The nomination of directors Charles S. Ream, Anthony Smeraglinolo and Lynn A. Dugle for re-election to a three-year term has been recommended by the Nominating/Corporate Governance Committee and approved by the Board. Mr. Boykin is not seeking re-election to the Board due to his retirement. Therefore, he has not been nominated for re-election to the Board and his term as a director will expire upon the date of the Annual Meeting. The Board has decided not to fill the vacancy in the near term, but periodically will evaluate adding an 11th director based on the needs of the Board. The Company has not waived any rights under the Stockholders Agreement.

There are four directors whose terms expire at the 2016 annual meeting and three directors whose terms expire at the 2017 annual meeting. In each case, directors are elected until their respective successors are duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting, one class of directors is elected for a three-year term.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

We seek to ensure that our Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow our Board to satisfy its oversight responsibilities effectively in light of our business and structure.

The TASC Directors, as noted above, were each a nominee designated by Birch Partners pursuant to the Stockholders Agreement.

When considering the experience, qualifications, attributes and skills of the Board, we focused primarily on the information discussed in each of the Board members’ biographical information set forth below.

•

with regards to Mr. Denning, his 35 year career with General Atlantic, where he is currently Chairman, provides Mr. Denning with a deep understanding of the strategic planning, corporate finance and public markets opportunities and challenges faced by growth companies like Engility. Mr. Denning also has served as a director of other private and public companies, and is currently a director of The Thompson Reuters Corporation.

•

with regards to Ms. Dugle, she brings substantial operational and executive leadership experience in our industry and in particular in the intelligence community, where she most recently served as the president of Raytheon Intelligence, Information and Services (“IIS”) until her retirement in March 2015. She also has served as a director of other private companies as well as non-profit and industry-related organizations.

•

with regards to Mr. Kerko, his 17 years with KKR, where he served as an executive, has provided Mr. Kerko with significant experience advising emerging and established companies with respect to strategic planning, corporate finance and public markets strategy, particularly in the technology industry. Mr. Kerko also has served on the boards of a number of private companies, and currently serves on the boards of Sonos, Savant and Aceco.

•

with regards to Mr. Marino, he has extensive experience in defense and intelligence industries, including as a former executive chairman of TASC. He also has served as a director of other private and public companies.

•

with regards to Dr. Pines, he has extensive experience in aerospace engineering. Dr. Pines has served in a number of leadership positions in academia and with the Defense Advanced Research Project Agency (“DARPA”);

•

with regards to Mr. Principi, he has extensive legal and government relations experience in the public and private sectors. Mr. Principi has served as Secretary of the U.S. Department of Veterans Affairs and in other senior positions with the U.S. government and in the private sector for over two decades. He also has served as a director of other private and public companies;

•	with regards to Mr. Ream, he has significant financial and accounting experience. Mr. Ream has served as the chief financial officer and in other leadership roles in various companies in the defense and aerospace industry. He has also served as a partner in a “Big Four” public accounting firm and as a director of other public companies;

—

with regards to Mr. Savner, he has significant legal and management experience. Mr. Savner was the chief legal officer of one of the largest U.S defense contractors and is a partner with a major U.S. law firm;

—

with regards to Mr. Smeraglinolo, as the President and Chief Executive Officer of our Company, he has a thorough understanding of our business, strategy, industry and competitive environment. Mr. Smeraglinolo also has extensive leadership and management experience, both with our Company and other prominent government services providers; and

—

with regards to Mr. Tobin, he has significant management and consulting experience and expertise. Mr. Tobin has served in various leadership positions in major leadership and talent consulting firms, and served in the U.S. Armed Forces for two decades. He also has served as a director of other public companies.

Name(1)	Age(2)	Position	Annual Meeting at Which Term Will Expire
Steven A. Denning	66	Director	2016
Lynn A. Dugle	55	Director	2015
David M. Kerko	41	Director	2016
Peter A. Marino	72	Co-Chairman	2017
Darryll J. Pines	50	Director	2016
Anthony Principi	70	Director	2017
Charles S. Ream	71	Director	2015
Anthony Smeraglinolo	62	Director	2015
David A. Savner	71	Co-Chairman	2017
William G. Tobin	77	Director	2016
(1)	Mr. Boykin is not seeking re-election to the Board; therefore, his term will expire at the Annual Meeting.
(2)	As of March 25, 2015.

NOMINEES FOR ELECTION TO BOARD

      Lynn A. Dugle

Director since February 2015

Ms. Dugle has served as a Director on our Board and member of the Audit Committee since February 26, 2015. Ms. Dugle was a director of TASC from October 2014 to February 2015. Ms. Dugle joined Raytheon in April 2004 and served as the Vice President of Raytheon Company and President of Raytheon IIS until her retirement in March 2015. She became President of the former Intelligence and Information Systems business in January 2009 and was previously its Vice President and Deputy General Manager. Ms. Dugle is a member of the Intelligence and National Security Alliance board of directors; the Defense Science board; the CyberPatriot board of advisors; and the Clemson University, College of Engineering and Science advisory board.

      Charles S. Ream

Director since 2012

Mr. Ream has served as a Director on our Board and as chair of the Audit Committee since 2012 and served as a member of the Compensation Committee from 2012 to February 2015. Mr. Ream was Executive Vice President and Chief Financial Officer of Anteon International Corporation, an international information technology firm, until his retirement in 2006. Prior to joining Anteon International Corporation in 2003, Mr. Ream was Senior Vice President and Chief Financial Officer of Newport News Shipbuilding, Inc. from 2000 through 2001. Prior to joining Newport News Shipbuilding, Mr. Ream served as Senior Vice President of Finance of Raytheon Systems Company from 1998 through 2000, and served as Chief Financial Officer of Hughes Aircraft Company from 1994 through 1997. Prior to joining Hughes Aircraft Company, Mr. Ream was a Partner at Deloitte & Touche LLP. Mr. Ream serves as Audit Committee Chairman of Truvan Health Analytics, Inc., a portfolio company of Veritas Capital. Mr. Ream served as a director of AeroFlex Holdings Corp., Allied Defense Group, Inc., Vencore, Inc., Vangent, Inc., Stanley, Inc., DynCorp International, Inc. and Stewart & Stevenson Services, Inc. Mr. Ream received a Bachelor of Science in Accounting from the University of Arizona and a Master of Accounting from the University of Arizona. Mr. Ream is a Certified Public Accountant (inactive).

      Anthony Smeraglinolo

Director since 2012

Mr. Smeraglinolo has served as our President and Chief Executive Officer since 2012. Mr. Smeraglinolo rejoined L-3 in December 2010 and served as Executive Vice President, L-3 Services Group, and Acting President, Command & Control Systems and Software division, L-3 Services Group. He had previously served as President of the L-3 Services Group’s Intelligence Solutions Division from 2005 to 2008. From 2008 to 2010 he had been President of the Global Stabilization and Development Solutions division for Dyncorp International, a government services provider. Prior to joining L-3 in 2005 he spent more than 25 years with Harris Corporation, holding leadership positions in finance, program management, business development and operations. He was also senior vice president of business operations at DRS Technologies. Mr. Smeraglinolo has a Bachelor’s degree in Business Management from Fairfield University in Connecticut and a Master of Business Administration from Florida Institute of Technology.

CONTINUING DIRECTORS UNTIL 2016 MEETING

      Steven A. Denning

Director since February 2015

Mr. Denning has served as a Director on our Board and as a member of the Compensation Committee since February 26, 2015. Mr. Denning was a director of TASC from 2009 until February 2015. He is the chairman of General Atlantic. He joined the firm in 1980 and has helped build the organization into one of the leading global equity investment firms focused exclusively on investing in growth companies. Mr. Denning also serves on the board of The Thomson Reuters Corporation. Previous board roles include Gavilon Holdings, LLC, Genpact Limited, and IHS, Inc., along with several other public and private companies.

      David M. Kerko

Director since February 2015

Mr. Kerko has served as a Director on our Board and as a member of the Nominating/Corporate Governance Committee since February 26, 2015. Mr. Kerko was a director of TASC from 2009 until February 2015, and until February 2015 Mr. Kerko was an executive of KKR. Mr. Kerko joined KKR in 1998 and is a former member of the Technology industry team within KKR’s Private Equity platform. He was actively involved in KKR’s investments in Borden, Toys ‘R’ Us, TASC, NXP (formerly Philips Semiconductor), Savant and Sonos. Mr. Kerko also serves on the board of directors of Aceco, Savant, and Sonos. Prior to joining KKR, Mr. Kerko was with Gleacher NatWest Inc. where he was involved in a broad range of merger and acquisition transactions and financing work. He holds a B.S. and B.S.E., summa cum laude, from the University of Pennsylvania.

      Darryll J. Pines

Director since 2012

Dr. Pines has served as a Director on our Board and as member of the Audit Committee and the Nominating/Corporate Governance Committee since 2012. Dr. Pines is Dean of the Clark School of Engineering at the University of Maryland and the Farvardin Professor of Aerospace Engineering. Prior to becoming Dean of the Clark School of Engineering, Dr. Pines served as Chair of the Department of Aerospace Engineering from 2006 through 2009 and as a Professor and Assistant Professor in the Clark School of Engineering from 1995 through 2003. From 2003 through 2006, Dr. Pines also served as Program Manager of the Tactical Technology Office and Defense Sciences Office for DARPA. Dr. Pines currently serves as a member of the board of directors of Aurora Flight Services, which he joined in 2014. Dr. Pines received a Bachelor of Science in Mechanical Engineering from the University of California at Berkley, and a Master of Science and Ph.D. in Mechanical Engineering from the Massachusetts Institute of Technology.

      William G. Tobin

Director since 2012

Mr. Tobin has served as a Director on our Board and as chair of the Compensation Committee since 2012 and served as a member of the Audit Committee from 2012 until February 2015. Mr. Tobin founded the Tobin Group in 2003 and continues as its Managing Partner. Mr. Tobin is also a Consultant to The Marymont Group, an executive search firm. Previously, Mr. Tobin was Managing Director and Chairman of the Defense & Aerospace practice of Korn/Ferry International from 1986 through 2003. From 1981 through 1985, Mr. Tobin was Founding Partner of The Tobin Group, a management consulting group. Prior to founding The Tobin Group, Mr. Tobin served as an officer in the U.S. Army for 20 years. Mr. Tobin is a former Director of DynCorp International, Inc., Integrated Defense Technology, Vertex Aerospace and WorldStore International, and an Advisory Board Member of Veritas Capital. Mr. Tobin received a Bachelor of Science in Engineering from the U.S. Military Academy, West Point, a Master of Arts in International Relations from the Elliot School of International Affairs at George Washington University and a Masters of Business Administration from Long Island University.

CONTINUING DIRECTORS UNTIL 2017 MEETING

      Peter A. Marino

Director since February, 2015

Mr. Marino has served as a Director and Co-Chairman of our Board and as a member of the Compensation Committee since February 26, 2015. Mr. Marino was a director of TASC from 2010 to February 2015. Since 2011, he served as the chairman of the TASC board. Since 1999, Mr. Marino has been working as a private consultant for government and industry on defense and intelligence issues in addition to serving on several boards. Mr. Marino serves on the board of Thetus Corporation and Quality Technology Services and on the proxy boards for Inmarsat Government and DRS Technologies, Inc. Mr. Marino has also chaired the proxy boards for BEI Precision and QinetiQ North America. Mr. Marino has held senior executive positions with Fire Arms Training Systems, E–Systems, Inc. and Lockheed Martin Corporation and, for over 16 years, served in a number of senior positions at the Central Intelligence Agency.

      Anthony Principi

Director since 2012

Mr. Principi has served as a Director on our Board and as member of the Nominating/Corporate Governance Committee since 2012 (and as chair of the Nominating/Corporate Governance Committee since February 26, 2015), and served as a member of the Compensation Committee from 2012 to February 2015. Mr. Principi serves as Principal of the Principi Group, a consulting firm. From 2005 through 2010, he was Senior Vice President of Government Relations of Pfizer, Inc., a biopharmaceutical company. Prior to joining Pfizer, Inc., Mr. Principi served as Secretary of the U.S. Department of Veterans Affairs from 2001 through 2005. In 2005, he served as the Chairman of the Defense 2005 Base Realignment and Closure Commission. Prior to becoming Secretary of the U.S. Department of Veterans Affairs, Mr. Principi was President of QTC Medical Services Inc. from 1999 through 2001 and Senior Vice President of Lockheed Martin IMS from 1995 through 1996. Prior to joining Lockheed Martin IMS, Mr. Principi was Chief Counsel and Staff Director of the U.S. Senate Armed Services Committee from 1993 through 1994, and was Chief Counsel and Staff Director of the U.S. Senate Committee on Veterans’ Affairs from 1984 through 1988. Mr. Principi serves as a Director and member of the Corporate Governance and Compensation and Evaluation Committees of Mutual of Omaha, and as a Director and member of the Nominating and Governance Committee of Cleveland

BioLabs, Inc. Mr. Principi served as Executive Chairman of QTC Management, and was a Director of Perot Systems Corporation. Mr. Principi received a Bachelor of Science from the U.S. Naval Academy and a Juris Doctor from Seton Hall University School of Law.

      David A. Savner

Director since 2012

Mr. Savner has served as a Director on our Board since 2012 and as Co-Chairman of our Board since February 2015. From 2012 until February 2015, Mr. Savner was chair of the Nominating/Corporate Governance Committee. Mr. Savner is a Partner with the law firm of Jenner & Block LLP, and a member of its Corporate Practice. Prior to rejoining Jenner & Block, Mr. Savner was Senior Vice President, General Counsel and Secretary of General Dynamics, an aerospace and defense company, from 1999 to 2009. Prior to joining General Dynamics, Mr. Savner was a Partner of Jenner & Block, and Chair of its Corporate Practice. Mr. Savner received a Bachelor of Arts from Northwestern University and a Juris Doctor from Northwestern University School of Law.

VOTE REQUIRED; RECOMMENDATION

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to approve the election of each of the nominees for election as a director. All nominees for election as directors at the Annual Meeting currently serve on the Board. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR the election of Charles S. Ream, Anthony Smeraglinolo and Lynn A. Dugle as directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are elected and qualified. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

The Board unanimously recommends that stockholders vote “FOR” each of the director nominees.

CORPORATE GOVERNANCE

Our Corporate Governance Guidelines, which include information regarding the Board’s mission and director responsibilities, director qualifications and determination of director independence and other guidelines, is available on the Company’s website, www.engilitycorp.com, by clicking on “Investor Relations” and then “Corporate Governance”. This section of the website makes available all of the Company’s corporate governance materials, including the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the charters for each Board committee, the Company’s Code of Ethics and Business Conduct (the “Code of Conduct”), and information about how to report concerns about the Company. Instructions for how to obtain copies of the Company’s corporate governance documents and how to communicate with the Company’s directors are included below. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance documents as it deems necessary and appropriate.

CORPORATE GOVERNANCE GUIDELINES

The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Size of the Board;

•	Director qualifications and independence;

•	Executive sessions;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Board and committee meetings;

•	Board committees;

•	Performance evaluation of the Board and its committees; and

•	Stockholder communications with the Board.

We intend to disclose any future amendments to our Corporate Governance Guidelines on our website.

DIRECTOR INDEPENDENCE

Our Board, upon recommendation of our Nominating/Corporate Governance Committee, has determined that the following directors are independent, representing each of our non-executive directors: Edward P. Boykin, Steven A. Denning, Lynn A. Dugle, David M. Kerko, Peter A. Marino, Darryll J. Pines, Anthony Principi, Charles S. Ream, David A. Savner, and William G. Tobin. Our Board annually determines the independence of directors based on a review by the directors and the Nominating/Corporate Governance Committee. No director will be considered independent unless the Board affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the Board has determined it is in the best interests of the Company to adopt categorical independence standards that are set forth in the Corporate Governance Guidelines.

The Board also considers certain objective standards in affirmatively determining whether a director is independent, including those objective standards set forth in the NYSE rules, which generally provide that:

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer, of the Company, would not be independent until three years after the end of such relationship.

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•

A director who is a partner of or employed by, or whose immediate family member is a partner of or employed by and personally works on the Company’s audit, a present or former internal or external auditor of the Company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent until three years after falling below such threshold.

In making its determination as to the independence of our directors, the Board considered (i) that Messrs. Marino, Denning and Kerko and Ms. Dugle were nominated pursuant to the Stockholders Agreement by Birch Partners, the owner of approximately 51.2% of our outstanding common stock, (ii) Mr. Marino’s former position as Executive Chairman of TASC prior to the completion of the TASC acquisition, (iii) Messrs. Marino’s, Denning’s and Kerko’s prior relationships with Messrs. Hynes and Rehberger as senior officers of TASC and (iv) Mr. Denning’s position as Chairman of GA and Mr. Kerko’s former position as an executive of KKR, and that GA and KKR through Birch Partners beneficially own approximately 51.2% our outstanding common stock. The Board considered the above relationships of Messrs. Marino, Denning, Kerko and Ms. Dugle and affirmatively determined that these relationships did not impair their independence.

COMMITTEES OF THE BOARD OF DIRECTORS

The standing committees of our Board include an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee each as further described below. Each of these committees is composed exclusively of directors who are independent as defined in the NYSE listing standards. In addition, the Board has established a sub-committee of our Compensation Committee consisting of Messrs. Savner and Tobin for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Other committees may also be established by the Board from time to time. Committee membership shown below is as of the date of this proxy statement.

Audit Committee. The Audit Committee of our Board (the “Audit Committee”) has the responsibility, among other things, to meet periodically with management and with both our independent auditor and internal auditor to review audit results and the adequacy and effectiveness of our system of internal controls. In addition, the Audit Committee appoints or discharges our independent auditor, reviews and approves auditing services and permissible non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor and reviews and approves or ratifies transactions with related persons. The responsibilities of the Audit Committee are more fully described in our Audit Committee charter, which is posted on our website at www.engilitycorp.com and will be available in print to any stockholder who requests it. All members of the Audit Committee are independent and financially literate. Further, the Board has determined that Charles S. Ream possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and that Charles S. Ream qualifies as an “audit committee financial expert” as defined under the applicable Securities and Exchange Commission (“SEC”) rules. In 2014, the Audit Committee met eight times.

Compensation Committee. The Compensation Committee of our Board (the “Compensation Committee”) oversees all compensation and benefit programs and actions that affect our executive officers and directors. The Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs. Pursuant to the Compensation Committee’s charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, consisting of one or more independent members of the Compensation Committee. The Board has established a subcommittee of our Compensation Committee consisting of Messrs. Savner and Tobin for purposes of approving any compensation that may otherwise be subject to Section 162(m) of the Code and for purposes of Section 16 of the Exchange Act. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee charter, which is posted on our website at www.engilitycorp.com and will be available in print to any stockholder who requests it. Each member of the Compensation Committee is an independent, non-employee director, and there are no Compensation Committee interlocks involving any of the members of the Compensation Committee. In 2014, the Compensation Committee met four times.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee of our Board (the “Nominating/Corporate Governance Committee”) is responsible for developing and recommending to the Board criteria for the selection of director candidates; identifying, reviewing the qualifications of and proposing candidates for election to the Board including the evaluation of candidates for the Board recommended by the Company’s stockholders in accordance with the instructions set forth under “Stockholder Nominees”; reviewing the performance of incumbent directors in determining whether to recommend them for reelection to the Board; considering questions of independence and possible conflicts of interest of incumbent directors and executive officers; overseeing the annual performance review of the Company’s CEO; and overseeing and approving the continuity planning process. The Nominating/Corporate Governance Committee also reviews and recommends action to the Board on matters involving corporate governance and, in general, oversees the evaluation of the Board. The responsibilities of the Nominating/Corporate Governance Committee are more fully described in the Nominating/Corporate Governance Committee charter, which is posted on our website at www.engilitycorp.com and will be available in print to any stockholder who requests it. Each member of the Nominating/Corporate Governance Committee is independent. In 2014, the Nominating/Corporate Governance Committee met three times.

EXECUTIVE SESSIONS

Our Corporate Governance Guidelines provide that non-management directors shall meet at regularly scheduled executive sessions, which will typically occur at regularly scheduled Board meetings, without any member of management present. In addition, at least annually, the independent directors will meet in separate executive session. David A. Savner and Peter A. Marino, the independent Co-Chairmen of the Board, currently preside over each session. According to our Corporate Governance Guidelines, unless there is a non-employee Chairman, or Co-Chairman, as applicable, the Board shall annually elect or reaffirm by majority vote a Lead Independent Director, who shall lead the executive sessions. Our Corporate Governance Guidelines also provide that the executive sessions shall serve as the forum for the annual evaluation of the performance of the Company’s Chief Executive Officer, the annual review of the Chief Executive Officer’s plan for management succession and the annual evaluation of the performance of the Board.

CRITERIA FOR DIRECTOR NOMINATIONS

Our Board is responsible for nominating directors for election by stockholders. Subject to the requirements of the Stockholders Agreement, in nominating a slate of directors, our Board, with the assistance of the Nominating/Corporate Governance Committee, shall take into account (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of our Board, and (b) all other factors it considers appropriate, which may include ensuring that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience and financial and accounting experience, to enable the Nominating/Corporate Governance Committee to determine whether the director candidate would be suitable for membership on the Company’s Audit Committee (including as an “audit committee financial expert”). The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. The Nominating/Corporate Governance Committee also may consider the extent to which a director candidate would fill a present need on the Board.

When seeking candidates for director, the Nominating/Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including stockholders. Individuals recommended by stockholders for nomination as a director should be submitted to the Company’s Corporate Secretary and, if submitted in accordance with the procedures set forth in this proxy statement and the Company’s Amended and Restated Bylaws, will be forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. After conducting an initial evaluation of a candidate, the Nominating/Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating/Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board such candidate’s election.

STOCKHOLDER NOMINEES

Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary of the Company. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices, addressed to the Corporate Secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (which date, in respect of the Annual Meeting (which is successor Engility’s first annual meeting of stockholders after its shares of common stock were first publicly traded), is deemed to have occurred on March 25, 2015); provided, however, that if the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, or no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment or postponement of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our Amended and Restated Bylaws for more detailed information regarding the process by which stockholders may nominate directors. Our Amended and Restated Bylaws are posted on the Corporate Governance portion of our website located at www.engilitycorp.com.

BOARD LEADERSHIP STRUCTURE

Pursuant to the terms of the Stockholders Agreement, the Board has determined that the Company and its stockholders are currently best served by having David A. Savner and Peter A. Marino serve as Co-Chairmen. This structure promotes unified leadership in light of the recent business combination and having independent chairmen enhances the ability of the Board to carry out its oversight function.

The Board believes that the decision as to whether to combine or separate the chief executive officer and Chairman of the Board positions will depend on the facts and circumstances facing the Company at a given time and could change over time. The Board believes that the Company’s current leadership structure is appropriate and does not adversely affect the Board’s role in risk oversight of the Company.

BOARD’S ROLE IN RISK OVERSIGHT

Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

In 2014, we conducted an annual enterprise risk management assessment, which was led by our Director of Internal Audit, who reports directly to our Audit Committee. In this process, we assessed risk throughout the Company by conducting interviews of our employees and the Chairman of our Audit Committee, soliciting information regarding business risks that could significantly adversely affect the Company. Our Director of Internal Audit prepared a report for the Audit Committee, regarding the key identified risks and how we manage these risks to review and analyze both on an annual and ongoing basis. In addition, senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by the Board regarding risk management and any other matters. Each quarter, the Board also receives presentations from senior management on strategic matters involving our operations.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, our Director of Internal Audit, our Corporate Ethics Officer and our independent registered public accounting firm, our policies with respect to risk assessment and risk management. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations, the Code of Conduct and related Company policies and procedures. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described on page 26 of this proxy statement in “Executive Compensation—Compensation Discussion and Analysis”.

BOARD MEETINGS AND COMMITTEES; POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL MEETINGS OF STOCKHOLDERS

During 2014, our Board held nine meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, held during the period for which he served as a director, with the exception of Mr. Ream due to his recusal from the special meetings of the Board where the TASC transaction was considered. It is our policy that directors are strongly encouraged to attend the Company’s annual stockholder meetings. At the 2014 annual meeting of stockholders, all of the directors serving on our Board at the time attended the meeting.

CODE OF ETHICS AND BUSINESS CONDUCT

We have a Code of Conduct that is applicable to all our directors, officers and employees. The Code of Conduct is available on the Corporate Governance page of our website at www.engilitycorp.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at these locations on our website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Corporate Secretary, Engility Holdings, Inc., 3750 Centerview Drive, Chantilly, Virginia 20151.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee in fiscal 2014 were Messrs. Tobin, Principi and Ream. All members of the Compensation Committee in fiscal 2014 were “independent directors” within the meaning of the NYSE listing standards and no member was an employee or former employee of the Company. During fiscal 2014, no member of the Compensation Committee had any relationship requiring disclosure under the section “Certain Relationships and Related Party Transactions.” None of our executive officers served during fiscal 2014 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2014 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Our stockholders and other interested parties may communicate directly with any chair of the Audit, Nominating/Corporate Governance and Compensation Committees, or to the non-management directors as a group. All communications should be in written form and directed to Thomas O. Miiller, Senior Vice President, General Counsel and Corporate Secretary, Engility Holdings, Inc., 3750 Centerview Drive, Chantilly, Virginia 20151.

Complaints or concerns about our accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting control or that would otherwise constitute a violation of the Company’s accounting policies, may be reported anonymously to our Audit Committee by writing to Engility Holdings, Inc., Attention: Audit Committee, 3750 Centerview Drive, Chantilly, Virginia 20151. Company employees must report any such accounting allegation in accordance with the Company’s Whistleblower Policy. The Company prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve any integrity questions.

DIRECTOR COMPENSATION

Directors who also serve as employees of the Company do not receive payment for services as directors. The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to our directors for Board, committee and committee chair services. Under the Compensation Committee’s charter, the committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation.

In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, the responsibilities of directors generally, as well as committee chairs, and the forms of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.

The 2014 compensation program for our non-employee directors is described further below.

The Board believes that our non-employee directors’ compensation program:

•	ties a significant portion of directors’ compensation to stockholder interests because the value of restricted stock units fluctuates up or down depending on our stock price;

•	focuses on the long term, since the shares underlying restricted stock unit awards generally are not delivered until after the director leaves the Board;

•	is simple to understand and communicate; and

•	is equitable based on the work required of directors, as the level of cash retainer varies depending on the specific responsibilities of the directors.

2014 DIRECTOR COMPENSATION PROGRAM

Non-employee director compensation in fiscal 2014 consisted of an annual cash retainer of $75,000 and an annual equity award of restricted stock units with a grant date fair value of $75,000 and a one year cliff vesting. Under our fiscal 2014 non-employee director compensation program, we also paid an annual cash retainer for serving as a Board chairperson of $30,000, an annual cash fee for serving as chair of the Audit Committee of $20,000, an annual cash fee for serving as a committee chair (other than the Audit Committee) of $10,000, and an annual cash fee for serving as an Audit Committee member of $15,000.

The following table details the total compensation of the Company’s non-employee directors for the year ended December 31, 2014.

2014 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Edward P. Boykin	105,000	75,000	180,000
Darryll J. Pines	90,000	75,000	165,000
Anthony Principi	75,000	75,000	150,000
Charles S. Ream	95,000	75,000	170,000
David A. Savner	85,000	75,000	160,000
William G. Tobin	100,000	75,000	175,000

(1)

Represents the grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 7 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Company granted these restricted stock units to its directors under the Engility Holdings, Inc. 2012 Amended and Restated Long Term Incentive Plan.

The Company cautions that the amounts reported for these awards may not represent the amounts that the directors will actually realize from the awards. Whether, and to what extent, a director realizes value will depend on the Company’s performance and stock price, and continued service on our Board.

Following its annual review of our director compensation program, the Board, upon the recommendation of the Compensation Committee and its independent compensation consultant, Frederick W. Cook & Co. Inc. (“F.W. Cook & Co.”), modified our non-employee director compensation for fiscal year 2015, effective upon the closing of the TASC acquisition. Our non-employee director compensation program for 2015 is as follows: the annual equity award of restricted stock units will have a grant date fair value of $100,000; the annual cash fee for serving as a Board chairperson is $40,000; the annual cash retainer for serving as chair of the Audit Committee is $20,000; the annual cash fee for serving as chair of the Compensation Committee is $15,000; the annual cash fee for serving as chair of the Nominating/Corporate Governance Committee is $10,000; the annual cash fee for serving as an Audit Committee member is $10,000; the annual cash fee for serving as a Compensation Committee member is $7,500; and the annual cash fee for serving as a Nominating/Corporate Governance Committee member is $5,000. In addition, following the vesting of the restricted stock units, these awards will settle in shares of common stock of the Company or cash (at the discretion of the Compensation Committee) upon the earlier of the director’s departure from the Company or a change in control of the Company. Additionally, the TASC Directors, who joined our Board upon the closing of the TASC acquisition, are entitled to receive pro-rated compensation consistent with our 2015 director compensation policy for their services between the closing of the TASC acquisition and the Annual Meeting. Further, the non-employee directors who served as directors of predecessor Engility prior to the closing of the TASC acquisition are entitled to receive additional compensation to reflect the increases in our 2015 director compensation policy (compared to our 2014 director compensation policy) for their services between the closing of the TASC acquisition and the Annual Meeting. Steven A. Denning has waived his compensation as a Director of the Company.

OUR EXECUTIVE OFFICERS

The following table sets forth the information as of March 25, 2015 regarding our executive officers.

Name	Age	Position(s)
Anthony Smeraglinolo	62	President and Chief Executive Officer
John P. Hynes, Jr.	54	Executive Vice President and Chief Operating Officer
Wayne M. Rehberger	58	Senior Vice President and Chief Financial Officer
Thomas O. Miiller	58	Senior Vice President, General Counsel and Corporate Secretary
Craig R. Reed	55	Senior Vice President, Strategy and Corporate Development
Kirk G. Dye	55	Senior Vice President, Human Capital Strategies

Anthony Smeraglinolo—Mr. Smeraglinolo has served as our President and Chief Executive Officer since 2012, and is a member of our Board. Mr. Smeraglinolo rejoined L-3 in December 2010 and served as Executive Vice President, L-3 Services Group, and Acting President, Command & Control Systems and Software division, L-3 Services Group. He had previously served as President of the L-3 Services Group’s Intelligence Solutions Division from 2005 to 2008. From 2008 to 2010 he had been President of the Global Stabilization and Development Solutions division for Dyncorp International. Prior to joining L-3 in 2005 he spent more than 25 years with Harris Corporation, holding leadership positions in finance, program management, business development and operations. He was also senior vice president of business operations at DRS Technologies. Mr. Smeraglinolo has a Bachelor’s degree in Business Management from Fairfield University in Connecticut and a Master of Business Administration from Florida Institute of Technology.

John P. Hynes, Jr.—Mr. Hynes has served as our Executive Vice President and Chief Operating Officer since our acquisition of TASC in February 2015. He had previously served as President and Chief Executive Officer of TASC since 2013, and before being named to this role, Mr. Hynes was TASC’s Executive Vice President and Chief Operating Officer. Prior to his promotion to TASC’s Chief Operating Officer in September 2012, since 2011 Mr. Hynes was Senior Vice President of TASC’s Defense and Civil Group, the TASC organization that supported the Department of Defense, Department of Homeland Security and civilian agencies such as the Federal Aviation Administration and NASA. Before that, Mr. Hynes was Senior Vice President and General Manager of SAIC’s Mission Support Business Unit, a 3,600-person organization with more than $1 billion in revenue earned from a wide array of services to the intelligence community, including geospatial products, all-source analysis, operational support and language services. During his military service, Hynes was a naval aviator, and served at the Navy Operational Intelligence Center. Mr. Hynes currently serves on the board of advisors of the Intelligence and National Security Association and on the board of directors of the Capital Area Food Bank.

Wayne M. Rehberger —Mr. Rehberger has served as our Senior Vice President and Chief Financial Officer since our acquisition of TASC in February 2015. He had previously served as Senior Vice President and Chief Financial Officer of TASC since June 2010. Mr. Rehberger has more than 25 years of diversified financial and telecommunications management experience. Prior to joining TASC in June 2010, he was the Chief Operating Officer of XO Communications, a facilities-based telecommunications services provider. Before taking on the role of Chief Operating Officer in May 2004, Mr. Rehberger had served as XO Communications’ Chief Financial Officer since November 2000. From June 1986 until March 2000, Mr. Rehberger was affiliated with MCI Communications, where he held several broad financial roles, including Senior Vice President of Finance. Mr. Rehberger began his corporate career with the KPMG consulting business in Washington, D.C., where he worked primarily with U.S. government agencies and defense contractors. Mr. Rehberger also served for 10 years in the United States Army and Army Reserve, achieving the rank of major. He earned a Master of Business Administration at the University of South Carolina and a Bachelor of Science degree in business administration at Bucknell University.

Thomas O. Miiller—Mr. Miiller has served as our Senior Vice President, General Counsel and Corporate Secretary since 2012. Mr. Miiller previously served as Senior Vice President and General Counsel of L-3 Services Group since he rejoined L-3 in December 2004. He had previously served in various legal positions within L-3 and its predecessor companies from 1987 through 2000. In the years prior to rejoining L-3, Mr. Miiller was Vice President, General Counsel and Secretary of Allied Aerospace, Inc., a privately held defense aerospace company. Before joining L-3 in 1987, Mr. Miiller was an attorney in the Dykema Gossett law firm in Washington D.C. Mr. Miiller has a Bachelor’s degree in Political Science from the University of Utah and a Juris Doctor’s degree from the National Law Center, George Washington University.

Craig R. Reed—Dr. Reed joined our Company in April 2012, and serves as our Senior Vice President, Strategy and Corporate Development. Dr. Reed currently serves in the Board of Directors for the Association for Corporate Growth—National Capital Region since 2013, and was elected in 2014 to the Board of Directors of the Professional Services Council. Previously, Dr. Reed was the Founder and Managing Member of Growth Strategy Leaders LLC, a consulting firm, from June 2011 to April 2012, Senior Vice President for Strategy and Corporate Development for DynCorp International from December 2008 to February 2011, and Vice President of Strategic Planning & Business Development for the Mission Systems Intelligence Systems Division of Northrop Grumman, a global security company, from June 2005 to December 2008. Earlier in his career, Dr. Reed was a managing director for CSP Associates Inc., served as a senior political appointee at the US Department of Energy, and spent 17 years in increasingly responsible strategy, business development and government relations positions with Lockheed Martin and its predecessor companies. Dr. Reed has a Bachelor’s degree in Political Science and Psychology from the State University of New York at Albany, a Master of International Affairs in International Security Studies and International Business from Columbia University, and Ph.D. in Public Policy from George Washington University.

Kirk G. Dye—Mr. Dye has served as our Senior Vice President, Human Capital Strategies, since July 2014. Mr. Dye previously served as the Vice President and General Manager, Deployable Communications Group, starting in January 2014, and before that, served as the Vice President and General Manager, Technology Services Group, since 2012. From 2007 to 2012, Mr. Dye served as Vice President and General Manager of L-3 Services Group, overseeing the Innovative Solutions business and its legacy business unit, Expeditionary Operations. Prior to joining L-3 Services Group, Mr. Dye served as a civil servant with the U.S. Navy, and held various managerial positions of increasing responsibility from 1982 to 2007. Mr. Dye holds a Bachelor’s degree from the University of South Alabama and a Masters of Science degree in electrical engineering from Florida State University.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, unless otherwise approved or ratified pursuant to the “Related Person Transaction Policy,” our Audit Committee, or the disinterested members of our Board, reviews and approves all related party transactions. Prior to its approval of any related party transaction, the Audit Committee or the disinterested directors will discuss the proposed transaction with management, including the nature of the related person’s interest in the transaction and all material terms and conditions of the transaction.

STOCKHOLDERS AGREEMENT

On February 26, 2015 the Company entered into the Stockholders Agreement with Birch Partners, certain investment funds affiliated with KKR and certain investment funds affiliated with GA. The Stockholders Agreement became effective upon the closing of the TASC acquisition and sets forth certain arrangements and contains various provisions relating to, among other things, standstill restrictions, voting restrictions, board representation, transfer restrictions and registration rights, described further below.

Each of Birch Partners, KKR and GA are affiliates of the Company. Birch Partners received 18,796,791 shares, or approximately 51.2%, of the issued and outstanding shares of common stock of the Company as a result of the acquisition of TASC. Birch GP is the general partner of Birch Partners and the members of Birch GP are investment funds affiliated with KKR and GA.

In the discussion of the terms of the Stockholders Agreement below, the “stockholder party” means Birch Partners, and, following a distribution of any shares of our common stock, par value $0.01 per share, held by Birch Partners to the KKR investors and the GA investors, the KKR investors and the GA investors. The “stockholder group” means Birch Partners, together with any affiliate of Birch Partners or a KKR investor or GA investor who becomes a “stockholder” within the meaning of the Stockholders Agreement, in each case that beneficially owns any of the Company’s common stock and has become a party to the Stockholders Agreement. In this item discussion, “independent directors” means the directors of the Company who are not nominees of the stockholder party.

Board Representation. The Stockholders Agreement provides that the Company’s board is composed of 11 directors, including four stockholder party nominees, subject to the following:

•

for so long as each of the GA investors and the KKR investors, as applicable, beneficially own at least 50% of the shares of the Company’s common stock it beneficially owned on February 26, 2015, the stockholder party will have the right to nominate four of the Company’s board members;

•

for so long as each of the GA investors and the KKR investors, as applicable, beneficially own less than 50% but at least 25% of the shares of the Company’s common stock it owned on February 26, 2015, the stockholder party will have a right to nominate two of the Company’s board members;

•

upon the first date that the GA investors or the KKR investors, as applicable, beneficially own less than 50%, but at least 25%, of the shares of the Company’s common stock they beneficially owned on February 26, 2015, one of the Company’s board members nominated on behalf of the GA investors or the KKR investors, as applicable, must resign from the Company’s board; and

•

upon the first date that the GA investors or the KKR investors, as applicable, beneficially own less than 25% of the shares of the Company’s common stock they beneficially owned on February 26, 2015, the remaining the Company Board members nominated on behalf of the GA investors or the KKR investors, as applicable, must resign from the Company’s board.

Pursuant to the Stockholders Agreement, the Company will include the stockholder party nominees in the slate of nominees recommended by the Company’s Board for election of directors and will use its reasonable best efforts to cause the stockholders of the Company to elect the stockholder party nominees. In the event any of the Company board members nominated by the stockholder party (a “Stockholder Party Director”) resigns or is unable to serve, the stockholder parties will be entitled to appoint a replacement Stockholder Party Director. The initial Stockholder Party Directors have been divided among the staggered classes of Company directors so that one Stockholder Party Director initially has a term ending at the Annual Meeting, two Stockholder Party Directors have terms ending in 2016 and one Stockholder Party Director has a term ending in 2017.

Until February 26, 2017, the Company’s Board will maintain a co-chairman structure with one Stockholder Party Director co-chairman and one co-chairman elected by a majority of the independent directors. So long as there are two or more Stockholder Party Directors, one Stockholder Party Director will serve on each committee of the Company’s Board (other than a committee that is to be composed solely of independent directors or a committee established to address conflicts with the stockholder group or the KKR investors or the GA investors). So long as there is at least one Stockholder Party Director serving on the Company’s Board, one Stockholder Party Director will serve on the Compensation Committee. No Stockholder Party Director will serve on any committee if it would violate mandatory legal or listing requirements concerning that director’s independence, but the Company will take all reasonable efforts to avoid any such disqualification.

Voting. So long as the stockholder party has director nomination rights under the Stockholders Agreement, with respect to any proposal or resolution relating to the election of directors, it will vote or cause to be voted all of its voting securities in the same manner as, and in the same proportion to, all shares voted by holders of voting securities (except that with respect to the Stockholder Party Director nominees, the stockholder party may vote all of its voting securities in favor of the Stockholder Party Director nominees). For purposes of the Stockholders Agreement, “voting securities” means the Company’s common stock and shares of any other class of capital stock or interests in any other equity securities of the Company then entitled to vote generally in the election of directors.

In the case of all other proposals or resolutions that require a stockholder vote, the stockholder party will vote or cause to be voted all of its excess voting power (defined as the aggregate percentage of voting power represented by the stockholder group’s voting securities out of the total voting power of all the Company’s common stock, less 30%) in the same manner as, and in the same proportion to, all shares voted by holders of voting securities, excluding the votes or actions of the stockholder group with respect to its voting securities representing 30% of the total voting power of all the Company’s common stock.

Standstill Restrictions. The Stockholders Agreement contains certain standstill provisions generally restricting the stockholder group, certain of the KKR investors and certain of the GA investors and certain of their respective affiliates from February 26, 2015 until, with respect to any party, six months after such party no longer has any rights to nominate or designate nominees to the Company’s board.

Change of Control. Without the approval of a majority of the independent directors, no member of the stockholder group, the KKR investors or the GA investors may enter into or affirmatively support any transaction resulting in a change of control of the Company in which any member of the stockholder group receives per share consideration in its capacity as a holder of the Company’s common stock in excess of that to be received by other holders of the Company’s common stock.

Transfer Restrictions. The stockholder group, the KKR investors and the GA investors will be subject to certain transfer restrictions related to the Company’s common stock for a period beginning on February 26, 2015 and ending on the earlier of February 27, 2021 and the day following the date on which the Company undergoes an ownership change (as defined in Section 382(g) of the Code) (an “Ownership Change”), including the following:

•	no member of the stockholder group may sell or transfer any shares of the Company’s common stock directly held by such member;

•

no KKR investor or GA investor may permit the sale or transfer of an equity interest in a KKR investor or a GA investor by any person who holds any direct or indirect equity interest in any of the KKR investors or GA investors, respectively (which we refer to as a partner) (other than pursuant to a redemption of such an equity interest in a KKR investor or a GA investor), that would result in an “owner shift” under Section 382(g) of the Code (an “Owner Shift”);

•

no KKR investor or GA investor may permit any transfer of the limited partnership interests of Birch Partners directly held by any limited partner of Birch Partners other than the KKR investors or the GA investors (each such limited partner a “Co-investor Partner”);

•

no member of the stockholder group nor any KKR investor or GA investor may otherwise effect any transaction that would result in a direct or indirect transfer of shares of the Company’s common stock (including pursuant to a redemption of an equity interest in a KKR investor or a GA investor) unless a committee of the Company’s Board comprised solely of independent directors (the “Committee”) provides a written determination that such transaction would not result in an Owner Shift; and

•	Birch Partners may not effect a distribution of any of its shares of the Company’s common stock to any of its partners prior to February 27, 2018.

Notwithstanding the restrictions discussed above, for the period beginning on February 27, 2018 and ending on the earlier of February 27, 2021 and the date on which the Company undergoes an Ownership Change, the Stockholders Agreement permits the KKR investors and GA investors and any partner or co-investor partner to effect an indirect or direct sale or transfer of up to an aggregate of 16,481,516 shares of the Company’s common stock, as adjusted for any stock split, reverse stock split or similar transaction (the “Waived Transfer Amount”). Certain sales or transfers will not count toward or reduce the Waived Transfer Amount, including:

•

any direct or indirect sale or transfer of an equity interest in a KKR investor or a GA investor by a partner (other than pursuant to a redemption of a partner’s equity in a KKR investor or a GA investor) that does not result in an Owner Shift;

•

any other direct or indirect sale or transfer by any member of the stockholder group, the KKR investors or the GA investors or a redemption of a partner’s equity interest in a KKR investor or a GA investor that, in accordance with a written determination of the Committee, does not result in an Owner Shift; and

•

a distribution by the stockholder group of any the Company’s common stock held by Birch Partners to a co-investor partner if, both (a) the Committee provides a written determination that such distribution would not result in an Owner Shift and (b) either (i) the Committee makes a written determination that the sale or transfer of such the Company common stock directly held by the co-investor partner after such distribution does not result in an Owner Shift or (ii) the co-investor partner represents and undertakes to the Company that it will not directly sell or transfer any the Company common stock received in such distribution, other than in a distribution to its equity holders.

Notwithstanding the restrictions described above, beginning on the earlier of (i) February 27, 2021 and (ii) the day following the date on which the Company undergoes an Ownership Change, the stockholder group, the KKR investors, the GA investors, the partners and the co-investor partners may, subject to the restrictions described in the immediately following paragraph, directly or indirectly sell or transfer any of the shares of the Company’s common stock held directly or indirectly by them regardless of whether such sale or transfer results in an Owner Shift.

In addition to and notwithstanding the restrictions described above, no member of the stockholder group may, individually or in the aggregate, other than in connection with a registered public offering, including any underwritten offering or a change of control transaction affecting the Company, which change of control transaction is approved by the Company Board, knowingly transfer shares of the Company’s common stock to a person (other than to any permitted transferee, as defined in the Stockholders Agreement) who, after such acquisition, would hold in excess of 5% of the outstanding shares of the Company’s common stock.

The persons in the stockholder group are, with respect to the shares of the Company’s common stock they hold (“registrable shares”), entitled to certain registration rights beginning February 26, 2018 , including (i) the right to request that the Company file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) up to eight demand registration rights in the event that the Company is no longer eligible to use or otherwise ceases to maintain an effective shelf registration statement; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of the Company’s common stock owned by such holders be included in certain registration statements filed by the Company, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, the Company has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating stockholder parties reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

Termination. The Stockholders Agreement will terminate by consent of all parties or when the stockholder group no longer beneficially owns any shares of the Company’s common stock. Certain sections of the Stockholders Agreement, including those relating to indemnification, will survive such termination, and the provisions relating to registration rights, will survive termination of the Stockholders Agreement until the first date on which there are no registrable shares outstanding.

OTHER RELATIONSHIPS

Certain investment funds affiliated with KKR hold limited partner interests in Birch Partners, LP and membership interests in Birch GP, LLC, the general partner of Birch Partners, LP, the holder of approximately 51.2% of our outstanding common stock. Further, David Kerko, a Director on our Board since February 26, 2015, is a former executive of KKR.

Affiliates of KKR (among other entities) were lenders under our bridge loan commitment which consisted of a promissory note of $585 million (the “Bridge Loan Commitment”) which was used among other things, to: (1) repay outstanding indebtedness under our existing credit facilities; (2) following such repayment but prior to the consummation of the acquisition of TASC, provide funds for the payment of the special cash dividend in connection with the acquisition of TASC; and (3) pay transaction fees and expenses and for general corporate purposes.

Affiliates of KKR (among other entities) are also party to the Second Amended and Restated First Lien Joinder Agreement, dated December 23, 2014, to TASC’s existing First Lien Credit Agreement, dated as of May 23, 2014 (the “First Lien Credit Agreement”) and the Second Amended and Restated Second Lien Joinder Agreement, dated January 26, 2015, to TASC’s existing Second Lien Credit Agreement (the “Second Lien Credit Agreement”), dated as of May 23, 2014, pursuant to which KKR (among other entities) agreed to provide debt facilities consisting of (i) new senior secured first lien incremental term loans in an aggregate amount of $435.0 million (the “First Lien Term Facility”), (ii) additional senior secured first lien revolving commitments in an aggregate amount of $65.0 million (the “First Lien Revolving Facility”) and (iii) new senior secured second lien incremental term loans in an aggregate amount of $150.0 million (the “Second Lien Facility” and together with the First Lien Term Facility and the First Lien Revolving Facility, the “Incremental Debt Facilities”). The Incremental Debt Facilities were implemented in connection with the closing of the acquisition of TASC and used to repay the outstanding indebtedness of the Bridge Loan Commitment.

Affiliates of KKR (among other entities) are also lenders under TASC’s existing credit facilities consisting of (i) a $395 million first lien term loan facility maturing on May 23, 2020, (ii) a $50 million revolving credit facility that terminates on May 23, 2019, with a $12.5 million letter of credit sublimit and a $15 million swing line loan sublimit and (iii) a $250 million second lien term loan facility maturing on May 23, 2021 (the “Existing Credit Facilities” and together with the Incremental Debt Facilities, the “TASC Credit Facilities”). As of March 31, 2015, the interest rates on our First Lien Term Facility, First Lien Revolving Facility and Second Lien Facility were approximately 7%, 8.25% and 12%, respectively.

We, and certain of our subsidiaries, now guarantee and provide security for all indebtedness of TASC, including the TASC Credit Facilities. After repayment in full of the Bridge Loan Commitment in connection with the closing of the acquisition of TASC, as of March 31, 2015, we, through the Existing Credit Facilities and the Incremental Debt Facilities, had $843 million outstanding under the first lien indebtedness and $400 million outstanding under the second lien indebtedness. The amount of principal and interest paid from the closing of the acquisition of TASC to March 31, 2015 was approximately $21.6 million.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (the “CD&A”) provides a detailed description of our executive compensation philosophy and program for 2014. The CD&A also describes the compensation decisions that the Compensation Committee has made under our executive compensation programs and the factors considered in making those decisions. In particular, the CD&A discusses the various elements of our executive compensation program and how and why the Compensation Committee arrived at the particular levels and forms of compensation for each of our named executive officers for 2014. Our named executive officers (“NEOs”) for 2014 were:

•	Anthony Smeraglinolo, President and Chief Executive Officer

•	Michael J. Alber, Senior Vice President and Chief Financial Officer (who resigned from this position in connection with the closing of the TASC acquisition on February 26, 2015)

•	Thomas O. Miiller, Senior Vice President, General Counsel and Corporate Secretary

•	Craig R. Reed, Senior Vice President, Strategy and Corporate Development

•	Kirk G. Dye, Senior Vice President, Human Capital Strategies

EXECUTIVE SUMMARY OF FISCAL 2014 COMPANY PERFORMANCE AND COMPENSATION HIGHLIGHTS

Our compensation program is designed to reward our employees for delivering strong financial performance to the benefit of our stockholders. At the same time, we have designed our compensation program to incentivize our employees to continue our tradition of delivering superior and cost-effective results to our government customers.

Our pay for performance culture seeks to closely align the compensation of our executive officers and other senior leaders with the interests of our stockholders. For this reason, 80% of the target annual cash incentive compensation of our executive officers for 2014 was based on objective metrics that we believe drive corporate performance and stockholder returns - adjusted earnings before interest and taxes (“AEBIT”) and days sales outstanding (“DSO”), weighted at 65% and 35%, respectively. In addition, for 2014, we remained focused on stockholder returns and long-term growth through the grant of performance shares, which comprised 60% of the target equity compensation for our executive officers and other members of senior leadership. As discussed in further detail beginning on page 35 below, these performance shares vest at the end of a three year measurement period based on the Company’s performance for two key benchmarks relative to identified peers: (i) relative total stockholder return (“TSR”) and (ii) relative revenue growth (based on a compounded annual growth rate).

For the year ended December 31, 2014, we delivered excellent returns to our stockholders, with a TSR of 28% versus an average TSR of approximately 11% for Standard & Poor (S&P) 500 companies in 2014 and 10.4% for our Total Compensation Peer Group (as defined below). Additionally, despite the impact and challenges of the continued headwinds in our industry, we significantly outperformed our annual cash incentive plan targets for AEBIT, and also exceeded our target for DSO for 2014. Set forth below are other significant highlights from our 2014 performance.

2014 BUSINESS HIGHLIGHTS

•	Completed the acquisition of Dynamics Research Corporation (“DRC”) and fully integrated the company.

•	Announced the acquisition of TASC, which closed in February 2015.

¡	TASC generated approximately $1.1 billion in revenue and approximately $90 million in adjusted EBITDA in 2014.

•	Delivered solid financial performance for the 2014 fiscal year, including:

¡	Revenue of $1.4 billion, within our guidance range of $1.35 billion to $1.45 billion;

¡	Adjusted diluted EPS of $2.96, within our guidance range of $2.90 to $3.10;

¡	Cash flow from operations of $102 million, within our guidance range of $95 million to $105 million; and

¡	A book-to-bill ratio of 0.9x for the year, and approximately 1.0x in both the third and fourth quarters of 2014.

•	Won more than $1 billion in competitive awards, including more than $500 million in new business.

CONSIDERATION OF 2014 “SAY-ON-PAY” ADVISORY VOTE

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation at the 2014 annual meeting of stockholders. At our 2014 annual meeting of stockholders, our stockholders expressed substantial support for the compensation of our NEOs, with approximately 97% of the votes cast voting in favor of the approval of the “say-on-pay” advisory vote on executive compensation. The Compensation Committee evaluates the results of our “say-on-pay” advisory vote annually, and in accordance with the recommendation of our Board, we intend to continue to conduct this vote on an annual basis.

COMPENSATION PHILOSOPHY

Our compensation philosophy supports a pay for performance culture. We target total compensation, which is composed of base salaries and annual and long-term incentive opportunities, to generally approximate market median compensation levels. For 2014, the majority of each executive’s target pay opportunity was delivered in the form of annual cash incentive compensation and stock-based long-term incentive awards. Our Compensation Committee believes it is appropriate to deliver above market pay when earned by superior performance and below market pay for underperformance.

The specific objectives of Engility’s program include the following:

•	Alignment — to align the interests of executives and stockholders through short and long-term performance-based incentive plans.

•	Performance — to provide rewards commensurate with performance through variable incentive compensation that is dependent upon Engility’s performance and the executive’s individual achievements.

•	Retention — to attract, retain and incentivize highly qualified, high performing executives to lead Engility’s continued success and growth.

To achieve these specific objectives, Engility’s executive compensation programs are guided by the following core principles:

•	Tailored Compensation — compensation of each executive should be based on the individual’s role, responsibilities, performance and experience.

•

Pay for Performance — executive compensation packages should promote a pay for performance culture through performance-based variable compensation primarily based on Engility’s annual and long-term financial results most likely to increase stockholder value.

EXECUTIVE COMPENSATION PRACTICES

Below we highlight certain executive compensation practices that we have implemented to drive performance, and also the practices we have not implemented because we do not believe they serve our stockholders’ long-term interests.

WHAT WE DO

  PAY FOR PERFORMANCE — For 2014, 80% of our target annual cash incentive compensation was based on Engility’s performance against pre-determined objective financial metrics. We also include an individual component to our annual cash incentive compensation plan to incentivize the successful execution of our strategic plans and important individual objectives. In addition, 60% of our 2014 target annual equity grants were in the form of performance shares, which pay out based on Engility’s financial and stock performance over a three year period relative to identified peers.

  REASONABLE POST-EMPLOYMENT/CHANGE IN CONTROL PROVISIONS — We have reasonable severance and change in control provisions, designed to be competitive in our executive recruiting and retention efforts.

  MODEST PERQUISITES — We provide only modest perquisites that are tied to the Company’s interests, limited to executive health benefits, life insurance and tax and financial planning.

  STOCK OWNERSHIP AND RETENTION GUIDELINES — We have adopted stock ownership and retention guidelines for our executive officers to align their personal long-term interests with those of our stockholders. Our non-executive directors also must retain their vested Engility equity until the earlier of their resignation or a change in control of Engility.

  REGULAR REVIEW OF SHARE UTILIZATION — We evaluate share utilization by reviewing overhang levels and run rates (dilutive impact of equity compensation on our stockholders) in connection with the approval of our annual compensation program.

  INDEPENDENT COMPENSATION CONSULTING FIRM — The Compensation Committee benefits from its utilization of an independent compensation consulting firm that provides no other services to the Company.

  MITIGATE UNDUE RISK IN COMPENSATION PROGRAMS — We mitigate undue risk associated with compensation, including utilizing caps on potential payments, clawback provisions, retention provisions, multiple performance targets that create a natural tension between annual and long term financial performance and robust Board and management processes to identify risk.

WHAT WE DON’T DO

  PROVIDE EMPLOYMENT CONTRACTS TO OUR EXECUTIVE OFFICERS

  NO EXCISE TAX GROSS-UPS ON PERQUISITES OR SEVERANCE BENEFITS UPON CHANGE IN CONTROL

  NO HEDGING TRANSACTIONS OR SHORT SALES BY EXECUTIVE OFFICERS OR DIRECTORS PERMITTED

  NO PENSION OR SUPPLEMENTAL COMPANY CONTRIBUTED EXECUTIVE RETIREMENT BENEFIT PLANS

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

We have three elements of total direct compensation (“TDC”): base salary, annual cash incentive compensation and long-term equity-based incentive compensation. In addition to TDC, we also provide our NEOs with a reasonable level of benefits and modest perquisites, including optional participation in a deferred compensation plan also available to qualifying non-executive employees. As illustrated in the following charts, 75% and 63% of total 2014 target TDC for our Chief Executive Officer and other NEOs, respectively, was either performance-based or long-term incentive compensation.

For 2014, F.W. Cook & Co., the independent compensation consultant to the Compensation Committee, reviewed the salaries and total compensation packages for our NEOs and other executive officers against a Total Compensation Peer Group set forth on page 40.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. The Compensation Committee generally seeks to set base salaries for our NEOs within a competitive range of market median; and as a result, in 2014 the Compensation Committee elected to increase the base salaries of our NEOs other than Mr. Alber. The base salaries for each NEO for 2014 are set forth below.

Named Executive Officer	2014 Base Salary ($000)(1)	Percentage Increase over 2013 Base Salary
Anthony Smeraglinolo	700	16.7%
Michael J. Alber(2)	440	N/A
Thomas O. Miiller	350	9.4%
Craig R. Reed	360	14.3%
Kirk G. Dye	300	12.1%

(1)	Base salary increases became effective as of February 1, 2014, except for Mr. Dye, whose new base salary went into effect on July 5, 2014 in connection with his appointment as Senior Vice President, Human Capital Strategies.
(2)	As of February 26, 2015, Mr. Alber ceased to be an executive officer of the Company.

The Compensation Committee approved Mr. Smeraglinolo’s base salary increase based on the Company’s strong financial and operational performance for 2014, as well as Mr. Smeraglinolo’s leadership of the Company through a period of substantial transition, including a strategic realignment and the Company’s first significant transaction – the acquisition of DRC in January 2014. The Compensation Committee also determined that it was advisable to bring Mr. Smeraglinolo’s base salary closer to market median of the Company’s peers. For Messrs. Miiller, Reed and Dye, the Compensation Committee determined to increase their base salaries to bring them closer to market median, and in recognition of the significant additional responsibilities that they each assumed in 2014. It was determined that Mr. Alber’s base salary remained within the competitive range, so no increase was warranted.

Annual Incentive Awards

For 2014, our Compensation Committee adopted an annual incentive compensation program (the “2014 AICP”), a sub-plan of the Engility Holdings, Inc. Amended and Restated 2012 Cash Incentive Plan (the “Cash Plan”), to align the compensation of Engility’s executive officers and other senior leaders with the Company’s performance objectives. Specifically, the AEBIT and DSO targets for the 2014 program were based on the Company’s internal financial projections in its 2014 annual operating plan. For 2014, annual incentive awards were determined under our Cash Plan and the 2014 AICP, and paid in accordance with the following formula, as discussed in more detail below.

Annual Incentive Award	=	Incentive Award Target	x	Financial Rating (weighted 80%) + Personal Rating (weighted 20%)

Annual Incentive Award Targets

Each of our NEOs has an annual incentive award target, expressed as a percentage of base salary earned during the fiscal year. These target award amounts were set at levels that generally provided our NEOs with target total cash compensation around market median, but allowed for the possibility of paying above-market cash compensation for superior performance. Similarly, our 2014 AICP provided for significantly reduced or no cash-based incentive compensation for corporate and personal performance that fell below threshold performance levels.

The 2014 annual incentive award targets for our NEOs are set forth below.

Named Executive Officer	2014 Award Target (% of base salary)	2014 Award Target ($000)
Anthony Smeraglinolo	100%	700
Michael J. Alber(1)	75%	330
Thomas O. Miiller	60%	210
Craig R. Reed	60%	216
Kirk G. Dye(2)	60%	180

(1)	As of February 26, 2015, Mr. Alber ceased to be an executive officer of the Company.
(2)	Mr. Dye’s 2014 award target was increased on July 5, 2014 to 60% of his new base salary in connection with his appointment as Senior Vice President, Human Capital Strategies.

Financial Rating

We have designed our executive compensation programs to tightly link to overall company performance. For this reason, 80% of the target annual incentive award for our NEOs for 2014 was based on the following two performance measures that we believe are key factors in driving overall corporate performance and increasing stockholder value: AEBIT and DSO. Together, these two performance measures are referred to as the “Company Performance Measures.” The 2014 target values and weightings are described in the table below.

Performance Measure	2014 Value at Target	Weighting	Rationale
Adjusted Earnings Before Interest and Taxes (AEBIT)	$88.9M	65%*	• Measures profitability • Forecasts ability to grow cash reserves and repay debt
Days Sales Outstanding (DSO)	76	35%	• Measures efficiency of cash flow management • Key performance measure used by peers and industry analysts

* Given the importance of AEBIT to our overall business, the Compensation Committee also determined that performance below the threshold value (discussed below) for this measure would result in no annual incentive awards for our executive officers for 2014.

In 2013, we used adjusted earnings before taxes as our earnings performance measure. For 2014, the Compensation Committee approved the utilization of AEBIT as our adjusted earnings performance measure to reflect that management had taken all prudent actions to manage interest rate risk, and therefore any further changes in interest expense would likely be due to market fluctuations and not the performance of management.

In calculating AEBIT, the Compensation Committee adjusted net income, as reported in the consolidated and combined financial statements filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for the following items that the Company’s management believes are not considered core to the Company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring:

•	Impairment charges, as well as any costs related to refinancing existing debt;

•	Gains or losses on retirement of debt, or on asset dispositions;

•	Extraordinary gains and losses under U.S. generally accepted accounting principles (“GAAP”);

•	Non-cash gains or losses on discontinued operations;

•	Non-cash gains or losses related to the adoption of new accounting standards required by GAAP or SEC rules;

•	Gains or losses (i) on litigation matters and (ii) indirect rate / cost audits for years prior to 2013, in each case at or exceeding $100,000 individually or $1 million in the aggregate;

•	Gains or losses related to the resolution of income tax contingencies for business acquisitions;

•	Transaction and integration costs related to business acquisitions; and

•	Costs related to the Spin-Off, strategic realignment and acquisitions.

The ultimate payout with respect to the Company Performance Measures was based on our level of 2014 full year performance against the target values set forth in the tables below. Actual performance for each financial measure was measured against the threshold, target and ceiling values set forth below. If the calculated financial measure falls between these values, linear interpolation is used to arrive at the final percentage payout for such measure.

AEBIT				DSO
	Target	Payout			Target	Payout		Total Weighted Financial Rating
Ceiling	$106.7M	200%	+	Ceiling	71.5	200%	=
Target	$88.9M	100%		Target	76	100%
Threshold	$66.7M	50%		Threshold	81.5	50%
(65% weight)				(35% weight)

The table below shows the financial performance actually attained by the Company, and the corresponding financial ratings for the 2014 fiscal year.

Measure	Performance Target	Actual Performance	Financial Rating	Weight
AEBIT	$88.9M	$107.7M	200%	65%
DSO	76.0	75.8	104%	35%
		Total Weighted Financial Rating	167%

Personal Rating

The individual performance of each of our NEOs is evaluated following the end of the fiscal year on a scale from 1 to 5, as set forth in the table below, based on the full year performance of our NEOs. Personal ratings, which represent 20% of the target annual incentive award, are based on the assessment of the NEO’s performance relative to pre-determined qualitative individual goals, which, in the case of the CEO, are established by the Compensation Committee, and in the case of the other NEOs, are established by the CEO. The personal rating can range from 0% to 200% of target, and is subject to the negative discretion of the Compensation Committee in the event that the total weighted Financial Rating related to the Company Performance Measures is below the 100% target level.

Personal Rating	Payout Scale
5 Significantly Exceeds Expectations	200%
4 Exceeds Expectations	150%
3 Meets Expectations	100%
2 Meets Most Expectations	50%
1 Below Expectations	0%

For 2014, the individual goals varied by executive and were based on specific key Company-wide or business unit objectives, personal business objectives, critical business outcomes and achievements, overall leadership and adherence of their respective functional areas to the Company’s high standards of ethical conduct.

Our Chief Executive Officer submits to the Nominating/Corporate Governance Committee a self-assessment of his performance addressing his overall leadership and performance with respect to previously approved objectives. The Nominating/Corporate Governance Committee evaluates the

Chief Executive Officer’s performance through a process that solicits input from each member of the Board, and then delivers its assessment of his performance to the Compensation Committee, which, in turn, evaluates the Chief Executive Officer’s performance as it relates to compensation. The Compensation Committee determines our Chief Executive Officer’s personal rating and provides its recommendation to the Board of Directors for approval.

Our Chief Executive Officer also provides individual performance assessments and submits recommended personal ratings to the Compensation Committee for all executives who report directly to him, including our other NEOs, for the Compensation Committee’s consideration and approval of the personal rating component of their compensation.

In determining the personal ratings and payout percentages of our NEOs for 2014, the Compensation Committee considered the 2014 performance of each executive as described below.

Anthony Smeraglinolo.    As President and CEO, Mr. Smeraglinolo led the Company through a transformational year that included the completion of the DRC acquisition and the signing of the TASC merger agreement that nearly doubled the Company’s business portfolio while greatly expanding its addressable market. Mr. Smeraglinolo also led the successful integration of DRC into the Company, which was completed ahead of schedule and exceeded the Company’s internal synergy targets. These transactional activities were accomplished while meeting or exceeding the Company’s internal plan for most key financial metrics, including profit and cash flow plans, total shareholder return, book-to-bill and new contract wins. Mr. Smeraglinolo also launched a comprehensive leadership and diversity program for the Company and continued to ensure that the Company maintains the highest ethical standards.

Michael J. Alber.    As Senior Vice President and CFO, Mr. Alber directed Engility’s financial and information technology functions, including the preparation of financial statements, analyses/budgets for operations, guidance to management, financial reporting, SEC reporting, compliance, tax, and treasury. As part of his responsibilities, Mr. Alber supervised the successful integration of DRC’s financial systems without a loss of productivity. In 2014, Mr. Alber continued his prominent role in investor relations, attending and presenting at investor conferences and meetings. Finally, Mr. Alber supported all acquisition activity from target identification to closing and had lead responsibility for the financial and banking aspects the TASC transaction.

Thomas O. Miiller.    As Senior Vice President and General Counsel, Mr. Miiller led the legal and contracts organizations, which supported the successful integration of DRC while realizing savings in functional costs. He was also responsible for strategic oversight of all major litigation and investigations as well as the practices that have led to a reduction in claims against the Company and associated legal expenses. Mr. Miiller provided thought leadership that contributed to the development of the account structure alignment and functional support model that the Company implemented for 2015. Mr. Miiller was also one of the leaders of the TASC transaction with responsibility for the legal and tax considerations of the transaction, related Board presentations and communications. Finally, Mr. Miiller provided leadership in the evolution of the Company’s executive compensation programs.

Craig R. Reed.    As Senior Vice President, Corporate and Strategic Development, Mr. Reed led a multi-function team that includes business development, corporate capture, proposal development, business development operations, strategic pricing, strategic planning, mergers and acquisitions, market intelligence, corporate and marketing communications, and investor relations. In 2014, Mr. Reed led the closing of the DRC acquisition and the implementation of the operational, strategic and cultural integration activities. Mr. Reed was responsible for identifying and developing potential acquisition opportunities leading up to the successful TASC transaction. Through his leadership, the Strategy and Corporate Development team contributed to a significant improvement in Engility’s overall win rates and awards for new business, investor interest in Engility and awareness of Engility as a thought leader in the government services market.

Kirk G. Dye.    As the Senior Vice President of Human Capital Strategies (“HCS”) for the second half of 2014, Mr. Dye was responsible for all employee relations functions, including compensation, benefits, compliance, talent development and talent acquisition. Mr. Dye instilled an operational perspective into the HCS programs and practices, focusing the Company’s energies on the cultivation of its employees. As part of this effort, HCS implemented new talent management programs and developed compensation practices that better aligned the Company’s employees with market compensation and line of sight objectives. Mr. Dye helped lead the integration of DRC personnel into the Company in the latter half of 2014. In the first half of 2014, Mr. Dye was the Vice President and General Manager of the Company’s Distributed Communications Group, which contributed strong cash flow and profits to the Company’s financial performance.

2014 Annual Incentive Award Payments

Based on the formula and performance described above, the Compensation Committee calculated the cash bonuses payable to our NEOs for the 2014 fiscal year as set forth in the table below:

Named Executive Officer	Target Bonus Opportunity ($000)	Actual Bonus Earned ($000)
Anthony Smeraglinolo	700	1,157
Michael J. Alber(1)	330	817
Thomas O. Miiller	210	359
Craig R. Reed	216	357
Kirk G. Dye(2)	180	297

(1)	As of February 26, 2015, Mr. Alber ceased to be an executive officer of the Company.
(2)	Mr. Dye’s 2014 award target was increased on July 5, 2014 to 60% of his new base salary in connection with his appointment as Senior Vice President, Human Capital Strategies.

Long-Term Incentive Awards

We provide long-term incentive (“LTI”) awards to our officers, including our NEOs, in the form of equity grants, to align the interests of those individuals with those of our stockholders. The target LTI for each of our NEOs is determined in part based on the ability of each individual to influence the overall performance of our company. For this reason, consistent with 2013, the Compensation Committee set the target LTI at two times base salary for our Chief Executive Officer, at 1.5 times base salary for our Chief Financial Officer and one times base salary for our other NEOs.

2014 LTIP Grants

For 2014, we continued our long-term equity-based incentive program consisting of a mix of time-based restricted stock units (“RSUs”) and performance-based restricted shares (“performance shares”). The long-term equity-based incentive program is weighted more heavily towards performance-based awards to further align the interests of our executives with our stockholders. In connection with this program, the Compensation Committee approved the Engility Holdings, Inc. 2014 long term incentive plan (the “2014 LTIP”) a sub-plan of the Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan (the “Equity Plan”), under which participants, including our NEOs, received a grant of performance shares and RSUs based on a percentage of their 2014 base salaries and calculated on the date of the grant. 60% of the target grant was in the form of performance shares and 40% of the target grant was in the form of RSUs.

•

Performance Shares. The performance shares under the 2014 LTIP cliff vest after three years based on the Company’s performance at the end of a three-year performance period beginning January 1, 2014. The number of shares of the Company’s common stock that are ultimately vested in respect of these performance shares will vary depending on the Company’s performance against the following two metrics, each of which are weighted equally (the “LTIP Targets”):

1.

Relative Revenue. The first metric measures the Company’s compounded annual growth rate for revenue over the three-year performance period against the comparable revenue growth rates of the 2014 LTIP Peer Group, as set forth below.

2.	Relative TSR. The second metric measures the Company’s TSR relative to the Company’s LTIP Peer Group over the same three-year performance period.

Following the end of the performance period, the Compensation Committee will determine whether and the extent to which the applicable LTIP Targets were met. These LTIP Targets are subject to an over/underachievement scale based on specified minimum, target and maximum values, as set forth in the table below. Vesting related to performance between the percentiles will be determined based on straight line interpolation.

Notwithstanding the foregoing, in the event that the Company falls below the 25th percentile in its peer group in relative TSR, no shares will vest at the end of the three year performance period.

Performance Range of LTIP Targets versus Peer Group	Number of Shares of Common Stock Deliverable to NEOs (as a percentage of the target award)
75th Percentile or Above	200%
50th Percentile	100%
25th Percentile	50%
Less than 25th Percentile	0%

The Company’s peer group for measuring its performance under the 2014 LTIP is as set forth below (the “LTIP Peer Group”). The 2014 LTIP Peer Group used for our performance awards is slightly different than our peer group used for benchmarking compensation of our senior executive management, as described below under “Total Compensation Peer Group.” The LTIP Peer Group is composed of 13 defense industry companies with whom we compete directly for business. These companies provide a better comparison of Engility’s performance against companies operating in our specialized industry that are subject to the same market conditions without the limitations of company size.

2014 LTIP Peer Group
AAR Corporation	ICF International, Inc.	Science Applications International Corporation
AECOM Technology Corporation	Jacobs Engineering Group, Inc.	Unisys Corporation
Booz Allen Hamilton Holding Corp.	Kratos Defense & Security Solutions, Inc.	VSE Corporation
CACI International Inc.	ManTech International Corp.
Computer Sciences Corp.	NCI Inc.

•

Restricted Stock Units.   The 2014 LTIP RSU grants for our NEOs vest ratably over a term of three years from the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

The table below provides (i) the grants of RSUs and performance shares to the NEOs in March 2014, expressed as a percentage of base salary and (ii) the target dollar value of such grants.

Executive	2014 LTIP Grants as a Percentage of Base Salary	Target Dollar Value of 2014 LTIP Grants ($000)
Anthony Smeraglinolo	200%	1,400
Michael J. Alber(1)	150%	660
Thomas O. Miiller	100%	350
Craig R. Reed	100%	360
Kirk G. Dye(2)	70%	187

(1)	As of February 26, 2015, Mr. Alber ceased to be an executive officer of the Company.
(2)	Mr. Dye’s target LTIP grant for 2014 was based on his compensation prior to his promotion in July 2014.

Treatment of Equity-Based Awards in Connection with TASC Acquisition

Under the Equity Plan, the TASC acquisition that closed on February 26, 2015 constituted a “change in control” of Engility. As a result of the change in control, the vesting of certain unvested equity awards and equity-based awards (including stock options and RSUs) were accelerated and the determination of performance shares eligible to vest were accelerated pursuant to the terms of the applicable awards agreements. Specifically, in connection with the TASC acquisition:

•

Stock Options.   Each unvested stock option vested and was assumed by successor Engility and continued in accordance with its existing terms. The exercise price of these stock options was adjusted to reflect the full amount of the Engility special cash dividend, subject to certain U.S. Internal Revenue Service limitations, which required a cash payment of a portion of the Engility special cash dividend in lieu of a reduction to the exercise price of the affected stock option below a threshold level.

•

RSUs.   Except as described below, each RSU held by Engility employees vested and settled in shares of successor Engility common stock. Notwithstanding the foregoing, each of the NEOs agreed to waive their rights to accelerated vesting of their RSUs (and the vesting of the related Engility special cash dividend with respect to such awards) as of the effective time of the TASC acquisition. The RSUs subject to these waivers were assumed by successor Engility and will vest and settle (together with the payment of the Engility special cash dividend) in accordance with their terms and the terms of the applicable waivers.

•	Performance Shares. The performance shares granted to the NEOs and other Engility employees in 2013 and 2014 were treated as follows:

¡

2014 Grants.   The shares of Engility common stock subject to the 2014 performance share awards and the related accrual of the Engility special cash dividend with respect to such performance shares was reduced to the “target” amount of shares prior to the consummation of the TASC acquisition.

¡

2013 Grants.   The shares of Engility common stock subject to the 2013 performance share awards and the related accrual of the Engility special cash dividend with respect to such performance shares were determined at the closing of the mergers based on Engility’s actual performance as of a shortened performance period ending on February 19, 2015, which was 127% of the target value.

Any performance shares not earned based on the measurements discussed above were forfeited to and cancelled by predecessor Engility. The portion of both the 2013 and 2014 performance shares (together with the payment of the Engility special cash dividend) that were not forfeited were assumed by successor Engility and continue to vest in accordance with the terms of their applicable award agreements.

Additional Compensation Elements

Executive Benefits and Perquisites

Deferred Compensation Plans. Historically, Mr. Smeraglinolo made deferral elections under two predecessor L-3 deferred compensation plans, which our Compensation Committee adopted following the Spin-Off: the Engility Corporation Deferred Compensation Plan I and the Engility Corporation Deferred Compensation Plan II. We continue to operate these plans to manage the contribution and deferral elections made by our employees prior to the Spin-Off, but no future deferral elections are permitted under these plans following the Spin-Off.

We have also adopted the nonqualified Engility Corporation 2013 Deferred Compensation Plan (the “2013 Deferred  Compensation Plan”), which became effective on January 1, 2013, to offer highly compensated senior employees, including our NEOs, an opportunity to save for their future financial needs at little cost to the Company. This plan essentially operates as an unsecured, tax-advantaged personal savings account, and it contributes to our attractiveness as an employer. The 2013 Deferred Compensation Plan allows for voluntary deferrals of up to 75% of base salary and 100% of annual cash incentive awards into an unfunded, nonqualified account. There are no company matching contributions under the 2013 Deferred Compensation Plan, and deferred amounts earn interest at the prime rate, which is funded by the Company. None of our NEOs currently participate in the 2013 Deferred Compensation Plan.

Perquisites. We provide our NEOs with limited perquisites that we believe serve Engility’s interests. In 2014, all of our NEOs received executive medical benefits and supplemental life insurance coverage. Our NEOs also received financial planning assistance in 2014.

Severance and Change in Control Benefits. We have adopted two severance plans – the Engility Holdings, Inc. Severance Plan and the Engility Holdings, Inc. Change in Control Severance Plan (the “Severance Plans”) - to provide competitive severance benefits to the Company’s executive officers, including our NEOs, upon the occurrence of a qualifying separation event. In addition, the vesting of our executives’ outstanding stock options and time-based RSUs fully accelerate upon a change in control of the Company, in part, to provide certainty of equity-related benefits to our executives to help ensure their support of a change in control transaction that could be beneficial to our stockholders. Our performance shares also provide for accelerated vesting in connection with or following a change in control as described on page 50 of this proxy statement.

The TASC acquisition constituted a change in control under the Change in Control Severance Plan. As a result, Mr. Alber received severance benefits under this plan following his departure from Engility on March 4, 2015. In addition, in the event that Messrs. Smeraglinolo, Miiller or Reed experience a qualifying termination event on or prior to February 26, 2017 (the two year anniversary of the TASC acquisition), they would also be entitled to receive severance benefits under the Change in Control Severance Plan.

For information on the amounts that would be payable under our Severance Plans and otherwise upon a change in control, see “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment” beginning on page 50 of this proxy statement. There are no tax-gross ups on any benefits payable under the Severance Plans.

HOW WE MAKE COMPENSATION DECISIONS

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation program. The program is designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation program encourages and rewards fiduciary responsibility, prudent business judgment and appropriate risk-taking over the short-term and the long-term.

The Compensation Committee, with the participation of its independent compensation consultant, F.W. Cook & Co., and our management, conducted a risk assessment of the Company’s compensation program to assess whether risks arising from the program are reasonably likely to have a material adverse effect on the Company. The Compensation Committee noted that our program is designed so that the compensation mix is not overly weighted toward annual incentives, and does not include highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also included several design features in our cash and equity incentive programs that reduce the likelihood of excessive risk-taking, including the use of reasonably attainable and balanced performance metrics that are closely aligned with our business goals, maximum payouts at levels deemed appropriate, Compensation Committee oversight and direction over executive compensation program, the presence of severance plans for executives, the use of benchmarking to ensure that our compensation programs are consistent with industry practice and balance between compensation elements that focus on short-term financial and operating performance and those that reward for longer-term Company performance and stock appreciation, especially when combined with our executive stock ownership guidelines and anti-hedging policy. Additionally, our executive compensation “clawback” policy allows the Company to recover performance-based compensation under certain circumstances. Based on its assessment, the Compensation Committee believes that our compensation program does not motivate risk-taking that is reasonably likely to have a material adverse effect on the Company.

Use of Market Data and Competitive Compensation Positioning

How Do We Use “Benchmarks”?

For 2014, our benchmark for base salary was designed to be generally competitive with market pay levels, usually defined as the median (50th percentile) of our peer group. The Compensation Committee’s desire was to provide total short-term cash opportunities near the peer group median for meeting targeted annual goals, but allow for upside for meeting or exceeding performance goals approved by the Compensation Committee. The Compensation Committee also targeted total potential compensation opportunities (including equity awards) within a competitive range of the median of our Total Compensation Peer Group, with the opportunity for above market-pay provided the Company and the executive deliver superior performance. Similarly, our compensation programs provide for significantly reduced or no incentive compensation for corporate and personal performance that falls below threshold performance levels.

We chose the base salary benchmark primarily to target a market competitive base salary as the norm. Our benchmarks for short-term cash bonus and total compensation opportunities reflect our desire that “target” performance results in median, market competitive incentives similar to our base salary objective and consistent with our goal of driving the achievement of business and financial objectives that help create stockholder value and share price appreciation and rewarding above-average performance with above-average cash and total compensation.

To help assess how our executives are compensated in relation to our benchmarks, the Compensation Committee collects compensation data from proxy data reported by our peer companies, as well as published survey data (“market data”). However, market data is used by the Compensation Committee solely as a baseline reference, in part because market data may not provide full insight as to actual performance, responsibilities, tenure, prior experience and other relevant information needed to accurately assess position comparability and the competitiveness of our compensation packages. Accordingly, certain executives may be compensated below or above the Compensation Committee’s benchmarks based on various factors consistent with our compensation philosophy. Our process and rationale for determining our peer group for 2014 are described below under “Total Compensation Peer Group.”

Decision-Making Process and Role of Executive Officers

Role of the Compensation Committee

Our executive compensation program is administered by the Compensation Committee, which is ultimately responsible for the review and approval of compensation for our Chief Executive Officer and all executives that directly report to him, including our other NEOs. Our Chief Executive Officer’s compensation is further approved by the Board without the participation of our Chief Executive Officer. Key areas of responsibility for the Compensation Committee are described in “Corporate Governance—Committees of the Board of Directors—Compensation Committee” on page 13 of this proxy statement.

Role of Management and Our Chief Executive Officer

The Company’s human resources, finance and legal departments assist the Compensation Committee in the design and development of the competitive compensation program by providing data and analysis to the Compensation Committee in order to ensure that Engility’s programs and incentives align with and support the Company’s business strategy. Management also recommends plan architecture, incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Compensation Committee approval.

On an annual basis, our Chief Executive Officer reviews the performance of those executives that report directly to him, including our other NEOs, relative to their individual goals and Company performance and submits recommendations to the Compensation Committee for proposed base salary adjustments, annual incentive plan target opportunities and personal ratings and grant date target values for long-term incentive awards. Our Chief Executive Officer also provides the Compensation Committee with an annual self-assessment of his own performance, but has no role in determining his own compensation. No other NEO participates in the setting of compensation for himself or any other NEO.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to select, retain, compensate and replace outside consultants to provide it with advice on various aspects of executive compensation design and delivery. Since the Spin-Off, the Compensation Committee has retained F.W. Cook & Co. as its independent compensation consultant to advise the Compensation Committee on executive and non-employee director compensation. In order to remain independent, F.W. Cook & Co. performs no other services for the Company. In March 2014, the Compensation Committee evaluated whether any relationship with F.W. Cook & Co. raises any conflict of interest or impaired F.W. Cook & Co.’s independence and determined that it did not.

F.W. Cook & Co. provides research, data analyses and design expertise in developing compensation programs for our executives. In addition, F.W. Cook & Co. keeps the Compensation Committee apprised of regulatory developments and market trends related to executive compensation practices and administers the CEO evaluation process. F.W. Cook & Co. does not determine the exact amount or form of executive compensation for any of our NEOs. A representative of F.W. Cook & Co. generally attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee.

Total Compensation Peer Group

We use a comparator group of peer companies as a key input when making compensation decisions. Specifically, our peer group is used:

•	to assess the competitiveness of total direct compensation awarded to senior executives;

•	to evaluate share utilization by reviewing overhang levels and annual run rate;

•	to benchmark the form and mix of incentive compensation awarded to employees;

•	to benchmark share ownership guidelines;

•	to examine whether executive compensation programs are aligned with competitive market practices and Company performance; and

•	as an input in designing compensation plans, benefits and perquisite programs.

The Total Compensation Peer Group companies for 2014 are listed below. Peer companies were chosen based on the following criteria:

•	Operational Fit: companies in the same or similar industries with a consistent business mix, client base and diversified global operations. Due to the limited number of “pure play” service companies of comparable size, the Compensation Committee believes that it is appropriate to include a broader selection of government services companies that are similar in size and may compete with Engility for executive talent or investor capital.

•	Financial Scope: companies of similar size as measured by annual corporate revenues. Most of the peers fall within a range of one-third to three times the size of Engility, and Engility’s revenues are at or near the median of the compensation peer group. In limited circumstances, it may be appropriate to include companies with revenues that fall both above and below this range if they are competitors for business, executive talent or investor capital.

2014 Total Compensation Peer Group(1)
AAR Corporation	Exelis, Inc.	NCI Inc.
AECOM Technology Corporation	ICF International, Inc.	Tetra Tech, Inc.
Booz Allen Hamilton Holding Corp.	Kratos Defense & Security Solutions, Inc.	Unisys Corporation
CACI International Inc.	Leidos, Inc.	VSE Corporation
CAE, Inc.	ManTech International Corp.
Cubic Corporation	MAXIMUS, Inc.

(1)	DRC was originally in the 2014 total compensation peer group but subsequently was removed as a result of the Company’s acquisition of DRC in January 2014.

ADDITIONAL INFORMATION

Executive Stock Ownership Guidelines

We have stock ownership guidelines for executives, including our NEOs. These guidelines are designed to align the executives’ long-term financial interests with those of our stockholders. The stockholder ownership guidelines are as follows:

Executive	Value of Common Stock to be Owned
President and CEO	6 times base salary
Executive and Senior Vice Presidents	3 times base salary
Vice Presidents that report directly to our Chief Executive Officer (excluding non-executive officers)	2 times base salary

Shares that count towards compliance with the guidelines include:

•	shares owned individually or jointly by the executive;

•	shares held in a trust established by the executive for the benefit of the executive or his or her family members;

•	shares of equity-based instruments (excluding stock options) that vest solely based on time;

•	shares of vested deferred stock units; and

•	shares held in the Engility 401(k) plan account.

While there is no required time period for executives to gain compliance with the ownership guidelines, until the executive is compliant, the executive is required to retain 50% of the net shares, after settlement of taxes and exercise price (if any), acquired pursuant to the vesting or earn-out of restricted stock, RSUs, performance shares, performance units, or the exercise of stock options.

Trading Controls and Prohibition on Speculative Transactions

Executive officers, including our NEOs, are required to receive the permission of the Company’s General Counsel prior to entering into any transactions in Company securities, including any pledge of Company securities. Generally, trading is permitted only during announced trading periods. Executive officers are prohibited from entering into hedging transactions, or engaging in other types of speculative transactions in our stock, including the use of puts, calls and short sales.

Timing of Equity Grants

Except with respect to new hires or promotions, we determine annual executive equity compensation awards each year at a March meeting of our Compensation Committee. The equity awards to our Chief Executive Officer are then ratified and approved by our Board of Directors at a meeting that generally occurs on the following day. The date of this Board of Directors meeting, typically scheduled several weeks in advance, also represents the grant and effective date for all annual equity awards. In the event of a “new hire,” “promotional” or other ad hoc equity award for executive officers, that equity award will be approved by the Compensation Committee or a subcommittee thereof, unless the Compensation Committee has expressly delegated the authority to approve ad hoc equity awards to the Company’s Chief Executive Officer, and it will be effective on the first trading day of the month that immediately follows the approval date of such ad hoc equity award, unless the Compensation Committee specifies an alternate date. The per share exercise price of an option award is set as the closing price of the Company’s common stock on the NYSE on the applicable effective date as specified above. All other equity-based awards will be determined in relation to such price where applicable. This policy applies to awards to all eligible employees, not just our executive officers. The Compensation Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company or based on other special circumstances.

Executive Compensation Recovery Policy

In April 2013, the Board, upon the recommendation of the Compensation Committee, adopted a policy that provides for recoupment of performance-based compensation from our executive officers and our chief accounting officer (each, a “Covered Officer”) in the event of a material restatement of the Company’s financial results. In such a situation, the Board will review all performance-based compensation awarded to or earned by each Covered Officer on the basis of the Company’s financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive awards and all forms of performance-based compensation. If, in the Board’s view, the compensation related to the Company’s financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from each Covered Officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances.

Tax Considerations

Section 162(m) of the Code, generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Compensation Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Compensation Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

We anticipate that payments under the Cash Plan are deductible by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Engility Holdings, Inc.
Compensation Committee

William G. Tobin (Chairman)
David A. Savner
Steven A. Denning
Peter A. Marino

The foregoing Report of the Compensation Committee shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, regardless of any general incorporation language in such filing.

2014 SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)		Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Anthony Smeraglinolo	2014	675,000	--	1,552,772		--	1,156,712	50,317	3,434,801
President and	2013	600,000	--	1,151,040		--	661,273	34,384	2,446,697
Chief Executive Officer	2012	486,923	--	1,995,111	(6)	272,129	962,400	41,330	3,757,893
Michael J. Alber(7)	2014	440,000	--	732,032		--	522,207	17,742	1,711,981
Senior Vice President and Chief Financial Officer	2013	440,000	--	633,069		--	320,800	17,264	1,411,133
	2012	270,769	50,000	989,992		--	326,640	7,520	1,644,921
Thomas O. Miiller	2014	346,539	--	388,182		--	358,563	30,922	1,124,206
Senior Vice	2013	320,000	--	306,955		--	196,247	24,339	847,541
President, General Counsel and Corporate Secretary	2012	293,371	--	670,089	(8)	--	319,488	17,511	1,300,459
Craig R. Reed(7)	2014	354,808	--	399,291		--	356,928	37,926	1,148,953
Senior Vice President, Strategy and Corporate Development	2013	315,000	--	302,147		--	202,631	30,675	850,453
Kirk G. Dye (7)	2014	282,635	--	207,865			297,440	95,843	883,783
Senior Vice President, Human Capital Strategies

(1)	Represents cash signing bonus awarded upon joining the Company.

(2)

Represents the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718 and consistent with the estimated aggregate compensation cost to be recognized over the applicable vesting period. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 9 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. RSUs granted prior to the Spin-Off to the NEOs by L-3 were automatically converted upon the Spin-Off into a number of Engility RSU awards with an equivalent dollar value on the conversion date and with the same terms and conditions as the original awards. NEOs also received a special, one-time grant of RSUs associated with the founding of Engility as a new public company (the “Founders Grants”). Founders Grants were provided as a one-time award and are not to be considered part of the regular incentive value granted to each NEO. The Company grants RSUs under the Amended and Restated 2012 Long Term Performance Plan. For a discussion of the general terms of our restricted stock unit grants, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards” and “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

Amounts for 2014 also include the grant date fair value of performance shares granted under the 2012 calculated in accordance with FASB ASC Topic 718 and consistent with the estimated aggregate compensation cost to be recognized over the performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., maximum potential shares multiplied by the fair value per share on the date of grant) for each of our NEOs was as follows: Mr. Smeraglinolo: $1,985,579; Mr. Alber: $936,101; Mr. Miiller: $496,395; Mr. Reed: $510,620; Mr. Dye: $265,820. For a general discussion of the terms of our performance share awards, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants.”

The Company cautions that the amounts reported for these awards may not represent the amounts that the NEOs will actually realize from the awards. SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. For example, amounts shown as 2014 compensation in the “Stock Awards” column reflect the value of performance share awards granted in March 2014 even though the values actually received by the NEOs will not be determined until after the three-year performance period. As a result, whether, and to what extent, a NEO realizes value will depend on the Company’s performance and stock price, as well as that NEO’s continued employment. Additional information on all outstanding stock awards is reflected in the Outstanding Equity Awards at 2014 Fiscal Year-End table on page 46 of this proxy statement.

To see the value actually received upon vesting of RSUs by the NEOs in 2014, refer to the 2014 Option Exercises and Stock Vested table on page 48 of this proxy statement.

(3)

Represents the grant date fair value of stock options calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 9 to the Company’s consolidated and combined financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Stock option awards were originally granted to the NEOs by L-3 prior to the Spin-Off, and in accordance with the terms of the Spin-Off, were automatically converted into a number of Engility stock option awards with an equivalent dollar value on the conversion date and with the same terms and conditions as the original awards. The Company grants stock options under the 2012 LTIPP. For a discussion of the general terms of our stock options, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards” and “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

The Company cautions that the amounts reported for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on the Company’s stock price as well as that NEO’s continued employment. Additional information on all outstanding option awards is reflected in the Outstanding Equity Awards at 2014 Fiscal Year-End table on page 46 of this proxy statement.

To see the value actually received upon exercise of options by the NEOs in 2014, refer to the 2014 Option Exercises and Stock Vested table on page 48 of this proxy statement.

(4)

2014 amounts represent cash awards earned under Engility’s Amended and Restated 2012 Cash Incentive Plan, although the actual payments were made in 2015. 2013 amounts represent cash awards earned under Engility’s 2012 Cash Incentive Plan, although the actual payments were made in 2014. 2012 amounts represent cash awards earned under Engility’s 2012 Cash Incentive Plan, although the actual payments were made in 2013. See “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Awards.”

(5)	The following table describes each component of the “All Other Compensation” column in the 2014 Summary Compensation Table above for 2014.

Name	Executive Life Insurance(a) ($)	Executive Medical Benefits(b) ($)	Dividends Paid on Vested RSUs(c) ($)	Financial Planning Assistance(d) ($)	Relocation Expenses(e) ($)	Total ($)
Anthony Smeraglinolo	17,120	8,790	9,080	15,327	--	50,317
Michael J. Alber	2,425	--	--	15,317	--	17,742
Thomas O. Miiller	--	8,790	6,636	15,496	--	30,922
Craig R. Reed	13,998	8,790	--	15,138	--	37,926
Kirk G. Dye	--	8,790	2,444	4,506	80,103	95,843

(a)	Represents payments of premiums for executive life insurance.
(b)	Represents payments of premiums for an annual executive physical.
(c)	Represents accrued cash dividends paid upon the vesting of RSUs granted prior to the Spin-Off.
(d)	Represents payments for financial planning assistance.
(e)	Represents reimbursement for relocation expenses.

(6)	Includes RSUs, with a grant date fair market value calculated in accordance with FASB ASC Topic 718, of $195,111 granted to Mr. Smeraglinolo by L-3 in February 2012, as discussed in Note 2 above.

(7)

Effective February 26, 2015, Mr. Alber resigned from his position as Senior Vice President and Chief Financial Officer of Engility in connection with the closing of the TASC acquisition. Mr. Alber then ceased to be an employee of Engility on March 4, 2015. Mr. Reed was not a NEO until the 2013 fiscal year. Mr. Dye was not a NEO until the 2014 fiscal year. Therefore, compensation information is not provided for years prior to Messrs. Reed and Dye becoming NEOs.

(8)	Includes RSUs with a grant date fair market value of $190,095 granted to Mr. Miiller by L-3 in February 2012, as discussed in Note 2 above.

2014 GRANTS OF PLAN-BASED AWARDS

The following table summarizes awards made to our NEOs during the year ended December 31, 2014.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Anthony Smeraglinolo	N/A		350,000	700,000	1,400,000
	3/7/14	3/6/14							12,469	559,982
	3/7/14	3/6/14				9,352	18,704	37,408		992,790

Michael J. Alber	N/A		165,000	330,000	660,000
	3/7/14	3/6/14							5,878	263,981
	3/7/14	3/6/14				4,409	8,818	17,636		468,051

Thomas O. Miiller	N/A		105,000	210,000	420,000
	3/7/14	3/6/14							3,117	139,984
	3/7/14	3/6/14				2,338	4,676	9,352		248,197

Craig R. Reed	N/A		108,000	216,000	432,000
	3/7/14	3/6/14							3,206	143,981
	3/7/14	3/6/14				2,405	4,810	9,620		255,310

Kirk G. Dye	N/A		90,000	180,000	360,000
	3/7/14	3/6/14							1,669	74,955
	3/7/14	3/6/14				1,252	2,504	5,008		132,910

(1)

Amounts represent the threshold, target and maximum cash payout opportunities under the Amended and Restated 2012 Cash Incentive Plan for fiscal year 2014. For a further discussion of the payout opportunities, see “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Awards.” An award payout is achieved under the Amended and Restated 2012 Cash Incentive Plan if certain performance metrics are met. Actual payments under these awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table for 2014. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Annual Incentive Awards.”

(2)

Amounts represent the threshold, target and maximum payout opportunities for performance shares granted under the 2014 LTIP. The performance shares under the 2014 LTIP generally cliff vest after three years based on the Company’s performance relative to specified performance objectives at the end of a three-year performance period beginning January 1, 2014. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants—Performance Shares” and “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—Treatment of Equity-Based Awards in Connection with TASC Acquisition.”

(3)

Amounts represent the grant of RSUs. Under the 2014 LTIP, RSUs vest ratably over a term of three years from the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants—Restricted Stock Units” and “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—Treatment of Equity-Based Awards in Connection with TASC Acquisition.”

(4)	Represents the grant date fair value of the restricted stock unit awards or performance share awards granted in 2014 and calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information with respect to holdings of exercisable and unexercisable stock options and unvested RSUs and performance shares held by the Company’s NEOs at December 31, 2014.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Anthony Smeraglinolo (7)	2/22/2012		15,792	7,892	16.83	2/22/2022
	2/22/2012	(4)					5,591	239,295
	7/18/2012	(4)					49,095	2,101,266
	3/26/2013	(5)					7,240	309,872
	3/26/2013	(6)							49,200	2,105,760
	3/7/2014	(5)					6,015	257,442
	3/7/2014	(6)							30,650	1,311,820
Michael J. Alber	7/18/2012	(4)					55,995	2,396,586
	3/26/2013	(5)					8,257	353,400
	3/26/2013	(6)							33,028	1,413,598
	3/7/2014	(5)					5,878	251,578
	3/7/2014	(6)							17,636	754,821
Thomas O. Miiller	2/22/2012	(4)					11,295	483,426
	7/18/2012	(4)					27,149	1,161,977
	3/26/2013	(5)					4,004	171,371
	3/26/2013	(6)							16,014	685,399
	3/7/2014	(5)					3,117	133,408
	3/7/2014	(6)							9,352	400,266
Craig R. Reed	7/18/2012	(4)					26,725	1,143,830
	3/26/2013	(5)					3,941	168,675
	3/26/2013	(6)							15,764	674,699
	3/7/2014	(5)					3,206	137,217
	3/7/2014	(6)							9,620	411,736
Kirk G. Dye	2/22/2012	(4)					3,114	133,279
	3/26/2013	(5)					2,345	100,366
	3/26/2013	(6)							9,380	401,464
	3/7/2014	(5)					1,669	71,433
	3/7/2014	(6)							5,008	214,342

(1)

Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date. See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards.” For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

(2)	The market value is based on the $42.80 closing price of our common stock on December 31, 2014, the last trading day of 2014, multiplied by the number of units related to such award.

(3)	The amounts set forth in this column reflect each NEO’s target number of performance shares multiplied by $42.80, the closing price of our common stock on December 31, 2014.

(4)

Represents RSUs that cliff vest three years after the grant date. Each RSU automatically converts into one unrestricted share of our common stock on the vesting date. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants—Restricted Stock Units” and “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—Treatment of Equity-Based Awards in Connection with TASC Acquisition.” For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “Executive

Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

(5)

Represents RSUs that vest ratably over a term of three years from the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Each RSU converts automatically into one unrestricted share of our common stock on the vesting date. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants—Restricted Stock Units” and “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—Treatment of Equity-Based Awards in Connection with TASC Acquisition.” For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

(6)

Represents performance shares that cliff vest three years after the grant date based on the Company’s performance relative to specified performance objectives at the end of a three-year performance period beginning on January 1 of the year during which the award was granted. The number of shares of Company common stock that are ultimately vested and delivered to 2013 LTIP or 2014 LTIP participants in respect of these performance shares will vary from 0% to 200% of the target amount depending on the Company’s performance against a defined peer group. The shares reported in the table above reflect payout of performance shares at maximum levels. In accordance with Commission rules, as a result of the Company’s performance during the 2014 fiscal year, the number of performance shares reflected in the table above represents the maximum number of performance shares (i.e., 200% of the target amount) that may be delivered to each of the NEOs. However, as a result of the TASC acquisition, which closed on February 26, 2015, and in accordance with the terms of the underlying performance share award agreements, the number of performance shares eligible to be delivered upon vesting in respect of performance shares granted in 2014 was reduced the target amount of the award. For a further discussion, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—2014 LTIP Grants—Performance Shares” and “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Awards—Treatment of Equity-Based Awards in Connection with TASC Acquisition.” For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs and performance shares, see “Executive Compensation—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change in Control or Termination of Employment Upon Equity Awards.”

(7)	During the fourth quarter of 2014, 72,944 RSUs and 17,608 performance shares were transferred to Mr. Smeraglinolo’s former wife other than for value pursuant to the terms a domestic relations order.

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the amounts received by our NEOs as a result of the vesting of RSUs and exercises of stock options during the year ended December 31, 2014.

	Options		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Anthony Smeraglinolo			18,581	788,340
Michael J. Alber			2,752	124,280
Thomas O. Miiller	33,492	803,138	11,256	471,212
Craig R. Reed			1,313	59,295
Kirk G. Dye			4,241	176,471

(1)	Value realized on vesting is based on the closing price of our common stock on the date of vesting.

2014 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions, earnings and balances for our NEOs under the Engility Corporation Deferred Compensation Plan II. For a further discussion of the Engility Corporation Deferred Compensation Plan II, see “Executive Compensation—Compensation Discussion and Analysis—Additional Compensation Elements—Executive Benefits and Perquisites—Deferred Compensation Plans.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Anthony Smeraglinolo	--	--	36,203	--	1,150,156
Michael J. Alber	--	--	--	--	--
Thomas O. Miiller	--	--	--	--	--
Craig R. Reed	--	--	--	--	--
Kirk G. Dye	--	--	--	--	--

(1)	Aggregate earnings in the last fiscal year are based on the prime interest rate.

(2)	The amounts in the “Aggregate Balance at Last FYE” column were reported as compensation to Mr. Smeraglinolo in the Summary Compensation Tables in prior years’ proxy statements as follows: $481,200 (in 2013) and $724,662 (in 2012).

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION OF EMPLOYMENT

EFFECT OF CHANGE IN CONTROL OR TERMINATION OF EMPLOYMENT UPON EQUITY AWARDS

The following table summarizes the effect of the following events upon outstanding equity awards issued to our NEOs.

Equity Award Type	Change in Control	Death/ Disability	Qualified Retirement(1)	Termination by Company for Cause	Termination by Company Without Cause, Voluntary Termination With Good Reason	Resignation Prior to Vesting
Stock Options	Immediate vesting of remaining unvested options.	Immediate vesting of remaining unvested options.	Unvested options are forfeited.	Forfeiture of full award.	Pro rata vesting through the date of termination.	Unvested options are forfeited.
Restricted Stock Units	Immediate vesting of full award.	Immediate vesting of full award.	Vesting continues as if the executive remained employed.	Forfeiture of full award.	Pro rata vesting through the date of termination.	Forfeiture of full award.
Performance Shares	Shares eligible to
vest at (i) target
amount if less than
50% of the
performance period
is complete or (ii)
based on actual
performance
measured at the
date of the change
in control, if 50% or
more of the
performance period
	is complete. (2) (3)	Immediate vesting of full award at target amount.	If after the first anniversary of the grant date, vesting continues as if the executive remained employed. If prior to the first anniversary, forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

(1)

Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable equity award, (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)

Vesting of the performance shares occurs (i) where the performance shares are not assumed, on the effective date of the change in control and (ii) where the performance shares are assumed, on the earlier of (A) the end of the three year performance period or (B) the date that the employment of the holder terminates for good reason, without cause or as a result of death, disability or a qualifying retirement event.

(3)

Where the change in control occurs at a time where 50% or more of the performance period is complete, the calculation of relative revenue (based on a compounded annual growth rate) and relative TSR is adjusted accordingly to reflect the shortened performance period, ending on the day immediately prior to the date of the change in control.

PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION OF EMPLOYMENT – FISCAL YEAR 2014

The following table summarizes the benefits in effect as of December 31, 2014 that the NEOs would receive assuming that a qualifying termination (i.e., a termination described in footnote 9 below) in connection with a change in control, death or disability, or a termination by the Company without cause, or a voluntary termination by the NEO for good reason, occurred on December 31, 2014. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this proxy statement under “Executive Compensation—2014 Nonqualified Deferred Compensation” and are not included in this table. In addition, those payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer	Qualifying Termination in Connection with a Change in Control (1) ($)	Death or Disability (2) ($)	Termination by Company without Cause, Voluntary Termination with Good Reason ($)
Anthony Smeraglinolo
Acceleration of Unvested Restricted Stock Units(3)(4)	2,907,875	2,907,875	2,230,436
Accrued dividends(5)	2,769	2,769	2,635
Acceleration of Unvested Stock Options(6)(7)	204,955	204,955	195,035
Acceleration of Performance Shares(8)	1,469,110	1,326,971	--
Severance(9)	4,880,385	3,253,590	3,253,590
Medical Benefits(10)	26,370	17,580	17,580
Life Insurance Premiums(11)	51,360	34,240	34,240
Outplacement Benefits(12)	18,000	18,000	18,000
TOTAL	9,560,824	7,765,980	5,751,517

Michael J. Alber(13)
Acceleration of Unvested Restricted Stock Units(3)(4)	3,001,564	3,001,564	1,357,873
Accrued dividends(5)	--	--	--
Acceleration of Unvested Stock Options(6)(14)	--	--	--
Acceleration of Performance Shares(8)	1,275,045	1,084,210	--
Severance(9)	2,679,127	1,786,085	1,786,085
Medical Benefits(10)	26,370	17,580	17,580
Life Insurance Premiums(11)	7,275	4,850	4,850
Outplacement Benefits(12)	18,000	18,000	18,000
TOTAL	7,007,381	5,912,288	3,184,387

Thomas O. Miiller
Acceleration of Unvested Restricted Stock Units(3)(4)	1,950,139	1,950,139	1,361,382
Accrued dividends(5)	2,698	2,698	2,570
Acceleration of Unvested Stock Options(6)(14)	--	--	--
Acceleration of Performance Shares(8)	635,631	542,832	--
Severance(9)	1,603,582	962,149	962,149
Medical Benefits(10)	21,975	13,185	13,185
Life Insurance Premiums(11)	50,000	30,000	30,000
Outplacement Benefits(12)	18,000	18,000	18,000
TOTAL	4,281,755	3,519,004	2,387,286

Named Executive Officer	Qualifying Termination in Connection with a Change in Control (1) ($)	Death or Disability (2) ($)	Termination by Company without Cause, Voluntary Termination with Good Reason ($)
Craig R. Reed
Acceleration of Unvested Restricted Stock Units(3)(4)	1,449,722	1,449,722	648,078
Accrued dividends(5)	--	--	--
Acceleration of Unvested Stock Options(6)(14)	--	--	--
Acceleration of Performance Shares(8)	634,302	543,218	--
Severance(9)	1,708,799	1,025,280	1,025,280
Medical Benefits(10)	21,975	13,185	13,185
Life Insurance Premiums(11)	34,995	20,997	20,997
Outplacement Benefits(12)	18,000	18,000	18,000
TOTAL	3,867,793	3,070,401	1,725,539

Kirk G. Dye
Acceleration of Unvested Restricted Stock Units(3)(4)	305,078	305,078	205,483
Accrued dividends(5)	2,698	2,698	2,570
Acceleration of Unvested Stock Options(6)(14)	--	--	--
Acceleration of Performance Shares(8)	362,101	307,903	--
Severance(9)	1,172,860	703,716	703,716
Medical Benefits(10)	21,975	13,185	13,185
Life Insurance Premiums(11)	50,000	30,000	30,000
Outplacement Benefits(12)	18,000	18,000	18,000
TOTAL	1,932,712	1,380,581	972,954

(1)

In the event of a change in control, each NEO would be entitled to single trigger vesting of all outstanding stock options and RSUs. As of December 31, 2014, the NEOs would be entitled to the following: Mr. Smeraglinolo: $3,115,599; Mr. Alber: $3,001,564; Mr. Miiller: $1,952,837; Mr. Reed: $1,449,722; and Mr. Dye: $307,776.

(2)	As of December 31, 2014, none of the NEOs were eligible for a Qualified Retirement event.

(3)

In the event of a change in control or in the event the NEO’s employment terminates on account of death or disability, 100% of an NEO’s unvested RSUs will immediately vest. In the event the NEO’s employment is involuntarily terminated by the Company without cause, or if the NEO voluntarily terminates for good reason, then any unvested RSUs will vest pro rata in accordance with the time elapsed since grant. In the event of any other termination of employment (except in the event of a qualified retirement, in which case any unvested RSUs will continue to vest as if the executive continued as an employee of the Company), the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a qualifying termination in connection with a change in control, death or disability, involuntary termination of employment without cause or voluntary termination for good reason.

(4)	The value attributable to the acceleration of unvested RSUs is based upon the number of unvested RSUs multiplied by the closing price of our common stock ($42.80) on December 31, 2014.

(5)	Represents dividends on RSUs granted prior to the Spin-Off that were assumed by Engility.

(6)

As disclosed above, in the event of a change in control, or in the event the NEO’s employment terminates on account of death or disability, 100% of an NEO’s unvested stock options will immediately vest. In the event the NEO’s employment is involuntarily terminated by the Company without cause, or if the NEO voluntarily terminates for good reason, then any unvested stock options shall vest pro rata in accordance with the time elapsed since grant. In the event of any other termination of employment, unvested stock options (or all stock options, in the case of a termination for cause) are forfeited.

(7)

The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the positive difference between the closing price of our common stock ($42.80) on December 31, 2014, less the per share exercise price of the option.

(8)

The value attributable to the acceleration of unvested performance shares granted in 2013 resulting from a termination in connection with a change in control is based on 127% of the target amount based on actual performance measured as of December 31, 2014, multiplied by the closing price of our common stock ($42.80) on December 31, 2014. The value attributable to the acceleration of unvested performance shares granted in 2014 resulting from a termination in connection with a change in control is based on 100% of the target amount for such performance shares (as less than 50% of the performance period would have elapsed at December 31, 2014), multiplied by the closing price of our common stock ($42.80) on December 31, 2014. For additional details, see “Effect of Change in Control or Termination of Employment Upon Equity Awards” above. The value attributable to the acceleration of all unvested performance shares in connection with a termination on account of death or disability is based on the target amount of such performance shares, multiplied by the closing price of our common stock ($42.80) on December 31, 2014.

(9)

Under the Engility Holdings, Inc. Severance Plan, our NEOs may receive a cash severance benefit in connection with a termination of employment by the Company without cause, a separation from service for good reason or a separation due to death or long-term disability. In such situations, the NEO will receive, in addition to accrued and unpaid benefits, an amount equal to his base salary and annual cash incentive bonus, averaged over the past three years, or such shorter period as the NEO has been with the Company, multiplied by the applicable severance multiple. The severance multiple is 2 for the Company’s Chief Executive Officer and Chief Financial Officer and 1.5 for all other NEOs. In addition, an NEO is entitled to a pro rata portion of any bonus that would have otherwise been paid to the NEO had the NEO’s employment not terminated, based on the Company’s actual financial results. No amount is reflected in this table for this item, however, because the 2013 bonus has been reported in the Summary Compensation Table above. Under the Engility Holdings, Inc. Change in Control Severance Plan, our NEOs may receive a cash severance benefit for (i) a termination by the Company in connection with (or during a two-year period following) a change in control, other than for cause, disability or death or (ii) a resignation for good reason by the NEO (provided that such resignation occurs within 6 months of the NEO first becoming aware of the existence of good reason). In such situations, the NEO will receive, in addition to any accrued and unpaid benefits, an amount equal to the sum of (i) his base salary and annual cash incentive bonus, averaged over the past three years, or such shorter period as the NEO has been with the Company, multiplied by the applicable severance multiple, and (ii) either (A) if determinable on the date of termination, the amount of the NEO’s bonus actually payable to him or (B) the NEO’s average bonus over the past three years, or such shorter period as the NEO has been with the Company, multiplied by the applicable bonus fraction. No amounts are reflected for the payments set forth in clause (ii) of the preceding sentence because the 2013 bonus has been reported in the Summary Compensation Table. The severance multiple is 3 for the Company’s Chief Executive Officer and Chief Financial Officer, and 2.5 for all other NEOs; the bonus fraction is equal to a fraction, the numerator of which is equal to the number of days the NEO was employed during the fiscal year in which the termination occurs and the denominator of which is equal to 365. There are no tax gross-ups on any benefits payable under the Severance Plan or the Change in Control Severance Plan. Receipt of these benefits is conditioned upon the NEO’s execution of a customary release of all claims against the Company, along with the NEO agreeing to certain restrictive covenants set forth in the Engility Holdings, Inc. Severance Plan or the Engility Holdings, Inc. Change in Control Severance Plan, as applicable, including: (i) a one-year restriction on competing with the Company and its affiliates, (ii) a prohibition on disparaging the Company or its affiliates (in the case of our Severance Plan only) and (iii) an agreement not to disclose the confidential information of the Company and its affiliates. Severance payments set forth in the table above are based on the NEOs’ salaries as of December 31, 2014, as reported on page 29 of this proxy statement.

(10)

Both the Severance Plan and the Change in Control Severance Plan provide our NEOs and their spouses and dependents with continuing medical benefits after termination. Medical benefits are based on a multiple of the premiums paid by the Company in 2014, as set forth in the table to Note 5 of the 2014 Summary Compensation Table, to provide the NEO (and the NEO’s spouse and dependents, as applicable) with executive medical benefits.

(11)

Both the Severance Plan and the Change in Control Severance Plan provide our NEOs and their spouses and dependents with continuing life insurance coverage at the same benefit level as provided to the NEO prior to the change in control or termination, as applicable. Life insurance premiums are based on a multiple of the premiums paid by the Company in 2014, as set forth in the table to Note 5 of the 2014 Summary Compensation Table, to provide the NEO (and the NEO’s spouse and dependents, as applicable) with executive and group term life insurance.

(12)

Under both our Change in Control Severance Plan and our Severance Plan, our NEOs are entitled to reasonable outplacement services from a provider selected by the NEO and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(13)

Mr. Alber’s employment with the Company was terminated on March 4, 2015 and at that time he became entitled to the following compensation (references are to the footnotes set forth above). The ultimate cash severance payable to Mr. Alber will be reduced if needed to avoid the imposition of excise tax.

Acceleration of Unvested Restricted Stock Units(2)(3)	$2,487,511
Accrued dividends(4)	1,173,963
Acceleration of Unvested Stock Options(5)(12)	--
Acceleration of Performance Shares(7)	1,056,687
Severance(8)	2,789,683
Medical Benefits(9)	26,370
Life Insurance Premiums(10)	7,275
Outplacement Benefits(11)	18,000
TOTAL	7,559,489

(14)	Messrs. Alber, Miiller, Reed and Dye did not hold any unvested stock options as of December 31, 2014.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table includes information regarding the amount of our common stock beneficially owned as of March 25, 2015 by (i) each of our directors, (ii) each of our executive officers named in “Executive Compensation—2014 Summary Compensation Table,” (iii) all of our directors and current executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership

Directors and Named Executive Officers:
Michael J. Alber	54,689	**
Edward P. Boykin (3)	9,467	**
Steven A. Denning (4)	--	**
Lynn A. Dugle (5)	710	**
Kirk G. Dye (6)	14,865	**
David M. Kerko (7)	710	**
Peter A. Marino (8)	17,135	**
Thomas O. Miiller (9)	38,547	**
Darryll J. Pines (3)	9,467	**
Anthony Principi (3)	9,467	**
Charles S. Ream (3)	6,817	**
Craig R. Reed (10)	17,805	**
David A. Savner (3)	6,967	**
Anthony Smeraglinolo (11)	81,368	**
William G. Tobin (3)(12)	9,467	**
All directors and executive officers, as a group (16 persons) (13)	230,883	**

Other Stockholders:
Birch Partners, LP (14)	18,796,791	51.20%
FMR LLC (15)	2,246,323	6.12%

**	Less than 1%
(1)	Unless otherwise noted, the address for each listed director and executive officer is c/o Engility Holdings, Inc., 3750 Centerview Drive, Chantilly, VA 20151.

(2)

The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after March 25, 2015 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person. Performance shares are issued at maximum potential award amount, but ultimately vest on the third anniversary of their grant date at a number of shares that is determined based on Company performance. As a result, the number of shares ultimately received by the NEOs pursuant to these performance shares may be significantly less than the amounts reported in this table. For additional information regarding these performance shares, see “Compensation Discussion and Analysis—What we Pay and Why: Elements of Compensation – Long Term Incentive Awards – 2014 LTIP Grants – Performance Shares.”

(3)	Includes 2,142 RSUs that will vest upon the earlier of the Annual Meeting, a cessation of Board service due to death or permanent disability, or a change in control of Engility.

(4)

Mr. Denning is the Chairman and a Managing Director of GA. As discussed below in footnote 13, GA may be deemed, by virtue of its rights under the operating agreement of Birch GP, LLC, to share dispositive and/or voting power with respect to the shares of common stock held by Birch Partners, LP. Mr. Denning disclaims beneficial ownership of any such shares. The principal office address for Mr. Denning is c/o General Atlantic Service Company, LLC, 600 Steamboat Road, Greenwich, CT 06830.

(5)	Consists of 710 RSUs that will vest upon the earlier of the Annual Meeting, a cessation of Board service due to death or permanent disability, or a change in control of Engility.

(6)	Includes 8,460 performance shares and 782 shares issuable upon vesting of RSUs.

(7)

Consists of 710 RSUs that will vest upon the earlier of the Annual Meeting, a cessation of Board service due to death or permanent disability, or a change in control of Engility. Mr. Kerko is a former executive of KKR. The principal office address for Mr. Kerko is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(8)

Includes 710 RSUs that will vest upon the earlier of the Annual Meeting, a cessation of Board service due to death or permanent disability, or a change in control of Engility. Also includes 16,425 shares held in a trust, of which Mr. Marino’s spouse (or her successors) is trustee, for the benefit of Mr. Marino’s spouse and children; Mr. Marino disclaims beneficial ownership of such shares.

(9)	Includes 14,845 performance shares and 1,335 shares issuable upon vesting of RSUs.

(10)	Includes 14,820 performance shares and 1,314 shares issuable upon vesting of RSUs.

(11)	Includes 46,567 performance shares, 23,684 shares issuable upon exercise of stock options and 2,413 shares issuable upon vesting of RSUs.

(12)	Includes 16 shares held by Mr. Tobin’s spouse. Mr. Tobin disclaims beneficial ownership of such shares.

(13)

Includes 84,692 performance shares, 23,684 shares issuable upon exercise of stock options and 20,826 shares issuable upon vesting of RSUs, but does not include shares held by Mr. Alber, who ceased to be an executive officer of the Company as of February 26, 2015.

(14)

Information shown is based solely on information reported by each of Birch Partners, LP, KKR 2006 Fund L.P. and certain of its affiliates and General Atlantic LLC and certain of its affiliates on Schedules 13D filed with the SEC on March 5, 2015.

Birch Partners, LP directly owns 18,796,791 shares of the Company’s common stock, or approximately 51.2% of the outstanding shares of the Company’s common stock. Birch GP, LLC (as the general partner of Birch Partners, LP) may be deemed to be the beneficial owner of the shares of the Company’s common stock beneficially owned by Birch Partners, LP, and Birch GP, LLC disclaims beneficial ownership of such shares. The members of Birch GP, LLC are KKR 2006 Fund L.P. (“KKR 2006”) and General Atlantic Partners 85, L.P. (“GAP 85”). The principal business address for Birch Partners, LP and Birch GP, LLC is c/o Kohlberg Kravis Roberts & Co., L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

An aggregate of 8,960,446 shares of the Company’s common stock held by Birch Partners, LP, representing approximately 24.4% of the outstanding shares of the Company’s common stock, is economically attributable to KKR 2006, KKR Partners III, L.P., OPERF Co-Investment LLC and 8 North America Investor L.P. as a result of their limited partner interests in Birch Partners, LP and KKR 2006’s membership interests in Birch GP, LLC, the general partner of Birch Partners, LP.

Each of KKR 2006 (as holder of membership interests in Birch GP, LLC, the general partner of Birch Partners, LP), KKR Associates 2006 L.P. (“KKR Associates 2006”) (as the general partner of KKR 2006), KKR 2006 GP LLC (“KKR 2006 GP”) (as the general partner of KKR Associates), KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the designated member of KKR 2006 GP), KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings), KKR Group Holdings L.P. (“KKR Group Holdings”) (as a general partner of KKR Fund Holdings and the sole shareholder of KKR Fund Holdings GP), KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings), KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group), KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management) may be deemed to share voting and dispositive power with respect to any shares of the Company’s common stock beneficially owned directly by Birch Partners, LP, and each disclaims beneficial ownership of such shares of the Company’s common stock. The address for KKR 2006, KKR Associates 2006, KKR 2006 GP, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

By virtue of the fact that (i) GAP 85 is a member of Birch GP, LLC and each of GAP 85, GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”) GAPCO GmbH & Co KR (“KG”) (the “GA Funds”) are each limited partners of Birch Partners, LP, (ii) General Atlantic GenPar, L.P. (“GenPar”) is the general partner of GAP 85, (iii) General Atlantic LLC (“GA LLC”) is the general partner of GenPar and GAPCO CDA and the managing member of GAPCO III and GAPCO IV, (iv) GAPCO Management GmbH (“GmbH Management”) is the general partner of KG, and (v) the 23 managing directors of GA LLC, including Steven A. Denning (the “GA Managing Directors”), may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds, and voting and disposition decisions with respect to interests held by the GA Funds are made by a portfolio committee of GA LLC comprising certain of the GA Managing Directors and officers of GA LLC, GA LLC, GenPar, GAP 85, GAPCO III, GAPCO IV, GAPCO CDA, KG and GmbH Management (the “GA Reporting Persons”) may be deemed to beneficially own, in the aggregate, 18,796,791 shares of the Company’s common stock, representing approximately 51.2% of the issued and outstanding Company common stock. An aggregate of 8,960,446 shares of the Company’s common stock held by Birch Partners, LP (representing approximately 24.4% of the issued and outstanding Company common stock) is economically attributable to the GA Reporting Persons by virtue of the GA Fund’s limited partnership interests in Birch Partners, LP and GAP 85’s membership interests in Birch GP, LLC, the general partner of Birch Partners, LP. Each of the GA Reporting Persons disclaims beneficial ownership of such shares of the Company’s common stock.

Birch Partners, LP, Birch GP, LLC, KKR 2006 and certain of its affiliates and GAP 85 and certain of its affiliates may each be deemed to be a member of a group exercising voting and investment control over the shares of the Company’s common stock held by Birch Partners, LP. However, each such person disclaims membership in any such group.

The shares of the Company’s common stock reported above are subject to the provisions of the Stockholders Agreement, as more fully described under the heading “Certain Relationships and Related Party Transactions – Stockholders Agreement”.

(15)

Information shown is based solely on information reported by FMR LLC on a Schedule 13G/A filed with the SEC on February 13, 2015, in which FMR LLC reported that it has sole dispositive power over 2,246,323 shares of common stock and sole voting power over 697,523 shares of common stock. Members of the family of Edward C. Johnson 3d (Chairman of FMR LLC), including Abigail P. Johnson (Director, Vice Chairman, Chief Executive Officer and President of FMR LLC) are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal office address of FMR LLC is 245 Summer Street, Boston, MA 02210.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock (“Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for the fiscal year ended December 31, 2014 pursuant to Rule 16a-3(e) of the Exchange Act and written representations from Reporting Persons that all required reports had been filed, the Company believes that all Reporting Persons filed the required reports on a timely basis.

PROPOSAL 2    RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has recommended to the Board that this selection be submitted to our stockholders for ratification at the Annual Meeting. Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the matter.

Representatives of PricewaterhouseCoopers LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2014, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

VOTE REQUIRED; RECOMMENDATION

An affirmative vote of a majority of the shares represented at the Annual Meeting in person or by properly executed proxy and entitled to vote on Proposal 2 is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will be equivalent to a vote against this proposal. Broker non-votes will have no effect on Proposal 2 because they are not considered shares entitled to vote. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 2.

The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements for fiscal 2014, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees	$2,087,942	$1,528,500
Audit-Related Fees	484,456	42,072
Tax Fees	34,623	11,500
All Other Fees	1,800	--

Total	$2,608,821	$1,582,072

The amounts shown above do not include PwC fees and expenses of approximately $75,500 in 2014 and $76,000 in 2013 paid by the Engility Master Savings Plan (the “MSP”) for the audit of its financial statements. These services were rendered by PwC to the MSP and were billed directly to, and paid directly by, the MSP.

Audit Fees consist of fees for professional services rendered in connection with the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP, such as comfort letters, in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For the periods presented, such fees are for due diligence and related services in connection with evaluating potential acquisitions.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees consist of software license fees.

In fiscal 2013 and 2014, no services other than those discussed above were provided by PricewaterhouseCoopers LLP.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit related services to be provided by the Company’s independent auditor regardless of amount. These services may include audit services, audit-related services, tax services and other related services. PricewaterhouseCoopers LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Following consummation of our Spin-Off, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of “independent directors,” as defined in the NYSE listing standards (and who satisfy the heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules), and acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and NYSE.

AUDIT COMMITTEE DISCLOSURES

With respect to the fiscal year ended December 31, 2014, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with its independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” adopted by the Public Company Accounting Oversight Board.

3.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Engility Holdings, Inc.

Audit Committee

Charles S. Ream (Chairman)

Darryll J. Pines

Lynn A. Dugle

The foregoing Report of the Audit Committee shall not be considered soliciting material, nor shall it be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act, or under the Exchange Act, regardless of any general incorporation language in such filing.

PROPOSAL 3    ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in this proxy statement under the caption “Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee’s goal in setting executive compensation is to attract and retain highly-qualified executives by providing total compensation for each position that our Board and Chief Executive Officer believe is competitive within our business sector. We also seek to provide appropriate incentives for our NEOs to achieve performance metrics related to company-wide performance and the individual’s relevant performance goals. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our NEOs with the long-term interests of our stockholders.

Stockholders are urged to read the CD&A contained in this proxy statement, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the summary compensation table set forth in “Executive Compensation—2014 Summary Compensation Table” and other related compensation tables and narrative disclosure which describe the compensation of our NEOs in fiscal 2014.

The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short- and long-term strategic objectives and that the compensation of our NEOs in fiscal 2014 reflects and supports these compensation policies and procedures.

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the Annual Meeting to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is, hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

VOTE REQUIRED; RECOMMENDATION

An affirmative vote of a majority of the shares represented at the Annual Meeting in person or by properly executed proxy and entitled to vote on Proposal 3 is necessary for approval. Abstentions will be equivalent to a vote against this proposal. Broker non-votes will have no effect on Proposal 3 because they are not considered shares entitled to vote. If no voting specification is made on a properly returned or voted proxy card, the proxies will vote FOR Proposal 3.

The Board unanimously recommends that stockholders vote “FOR” the non-binding, advisory vote on executive compensation.

GENERAL INFORMATION

OTHER BUSINESS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING AND VOTING

Q.	How do I attend the 2015 Annual Meeting?

A.

We will be hosting the 2015 Annual Meeting of Stockholders at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Sterling, Virginia 20166. Stockholders of record as of the close of business on Wednesday, March 25, 2015, or their duly appointed proxies, may attend the meeting.

Street name holders (those whose shares are held through a broker or other nominee) should bring a copy of a brokerage statement reflecting their ownership of our common stock as of the Record Date. Space limitations may make it necessary to limit attendance to stockholders and valid picture identification may be required. Cameras, recording devices, and other electronic devices are not permitted at the Annual Meeting. Registration will begin at 8 a.m., local time, and the Annual Meeting will commence at 9 a.m., local time.

Q:	Who is entitled to vote?

A:

Only stockholders of record on our books at the close of business on Wednesday, March 25, 2015 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. As of the close of business on March 25, 2015, we had 36,710,864 shares of common stock outstanding and eligible to vote on each matter brought before the Annual Meeting. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the Annual Meeting. For 10 days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the Annual Meeting at our principal executive offices located at 3750 Centerview Drive, Chantilly, Virginia 20151. If you would like to view the stockholder list, please call our Deputy General Counsel and Assistant Secretary, Jon Brooks, at (703) 708-1400 to schedule an appointment.

Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2014 are being made available to stockholders of record on or about April 10, 2015. We are making these materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you without charge by mail. On or about April 10, 2015, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote their shares of our common stock.

Q:	How do I vote?

A:

For Proposal 1 (election of three nominees as directors), you may vote “FOR” each of the nominees to the Board, or you may “WITHHOLD AUTHORITY.” A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purp+oses of determining whether there is a quorum. For Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) and Proposal 3 (non-binding, advisory vote on executive compensation) you may vote “FOR” or “AGAINST” each proposal or abstain from voting on the proposal.

Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by voting in person at the Annual Meeting;

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability; or

•

by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability.

If you plan to vote by telephone or Internet in advance of the Annual Meeting, your vote must be received by 11:59 p.m., eastern daylight time, on May 20, 2015 to be counted.

Street Name Holders: If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being made available to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the Annual Meeting, you must have your 12-digit control number from your Notice of Proxy Availability.

If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposal 1 (election of three nominees as directors) and Proposal 3 (non-binding, advisory vote on executive compensation) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion in the event that they do not receive voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3 but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposals 1 or 3.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Submitting and Revoking Your Proxy

If you complete and submit a proxy, the persons named as proxies (Mark Stechschulte and Elizabeth Scott) will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

•

FOR the election of Charles S. Ream, Anthony Smeraglinolo and Lynn A. Dugle as directors to hold office until the 2018 annual meeting of stockholders and until their respective successors are elected and qualified (Proposal 1);

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 2); and

•	FOR the non-binding, advisory vote on the compensation of the Company’s NEOs as disclosed in this proxy statement (Proposal 3).

If other matters properly come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

Q:	What if I change my mind after I vote my shares?

A:

You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person while attending the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our General Counsel and Corporate Secretary at 3750 Centerview Drive, Chantilly, Virginia 20151. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you vote in person while attending the Annual Meeting. If you attend the Annual Meeting in person and want to vote in person, you can request that your previously submitted proxy not be used. If your shares are held through a broker, bank or other institution in street name, you will need to obtain a proxy form from the institution that holds your shares. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Q:	How many shares must be present to hold the 2015 Annual Meeting?

A:

Presence by attendance at the Annual Meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the Annual Meeting will be required for a quorum. Shares of common stock present by attendance at the Annual Meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and broker non-votes) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Q:	How many votes are needed to approve each item?

A:

Proposal 1 (election of three nominees as directors) is an uncontested director election. Our Amended and Restated Bylaws require that each nominee be elected by a plurality of votes cast at any meeting for the election of directors at which a quorum is present. Abstentions and broker non-votes will have no effect on Proposal 1 because they are not considered votes cast.

With respect to Proposal 2 (ratification of the selection of PricewaterhouseCoopers LLP) and Proposal 3 (non-binding, advisory vote on executive compensation), the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposal is necessary for approval. Abstentions will be equivalent to a vote against Proposals 2 and 3. Broker non-votes will have no effect on the results of Proposal 3 because they are not considered shares entitled to vote. However, regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm is considered a “routine” (or discretionary) item and brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions before the date of the Annual Meeting.

Q.	How do I submit a stockholder proposal for the 2016 Annual Meeting of Stockholders?

A:

The 2016 annual meeting of stockholders is expected to be held on or about May 26, 2016, although this date may change. Eligible stockholders interested in submitting a proposal, be it a nominee for director or otherwise, for inclusion in the proxy materials for the annual meeting of stockholders in 2016 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in the Company’s proxy materials for the 2016 annual meeting of stockholders, stockholder proposals must be received by the Company at 3750 Centerview Drive, Chantilly, Virginia 20151, addressed to the General Counsel and Corporate Secretary of the Company, not later than December 12, 2015. Eligible stockholders interested in submitting a matter to be brought before the Company’s 2016 annual meeting although not included in the Company’s proxy materials may do so by following the procedures prescribed in the Company’s Amended and Restated Bylaws, summarized herein. In order for the proposal to be considered timely for the Company’s 2016 annual meeting, such stockholder proposal must be received by the Company at the address stated above not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 22, 2016 and not later than February 21, 2016); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, then to be timely such notice must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board made by the Company at least 10 days before the last date a stockholder may deliver a notice of nomination in accordance with the preceding sentence, a stockholder’s notice required by the Company’s Amended and Restated Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Company’s secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

The stockholder’s submission must include certain specified information concerning the proposal and the stockholder, including such stockholder’s ownership of our common stock. As we will not entertain any proposals at an annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Q:	Where do I find the voting results of the 2015 Annual Meeting?

A:

We will publish the voting results in a current report on Form 8-K, which is due to be filed with the SEC within four business days of the Annual Meeting. You can also go to our website at www.engilitycorp.com to access the Form 8-K.

DELIVERY AND VIEWING OF PROXY MATERIALS

Electronic Delivery of Proxy Materials. Simply follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote via the Internet, or go directly to www.proxyvote.com, to register your consent to receive our annual report and this proxy statement in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards mailed to you will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households. The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single Notice of Proxy Availability and, to the extent requested, a single set of these proxy materials to any household at which two or more stockholders reside if we believe they are members of the same family. This rule is called “householding” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, the Company has not instituted this procedure, but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of the Company’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement, the 2014 Annual Report or other proxy materials or wish to revoke your decision to household. These options are available to you at any time.

ANNUAL REPORT

We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, without exhibits. Please address all such requests to the attention of Thomas O. Miiller, General Counsel and Corporate Secretary, Engility Holdings, Inc., 3750 Centerview Drive, Chantilly, Virginia 20151. Exhibits will be provided upon written request to Mr. Miiller and payment of an appropriate processing fee.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E.,

Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.engilitycorp.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

SOLICITATION OF PROXIES

We will bear the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail, Internet, or other electronic medium by certain of our directors, officers and regular employees, without additional compensation. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. In addition, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $10,000 plus reasonable out-of-pocket expenses.

THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING IN PERSON. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE EITHER IN PERSON OR VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (IF RECEIVED BY MAIL) AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

By Order of the Board of Directors,

Thomas O. Miiller,

Senior Vice President, General Counsel and Corporate Secretary

April 10, 2015

ENGILITY HOLDINGS, INC. 3750 CENTERVIEW DRIVE CHANTILLY, VA 20151

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Engility Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Engility Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86205-P61372-Z64956                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENGILITY HOLDINGS, INC.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.
Vote on Directors				☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01)	Lynn A. Dugle
	02)	Charles S. Ream
	03)	Anthony Smeraglinolo
Vote on Proposals									For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015								☐	☐	☐
3.	Advisory vote to approve named executive officer compensation								☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted “FOR” Items 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M86206-P61372-Z64956

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

The stockholder(s) hereby appoint(s) Mark Stechschulte and Elizabeth Scott, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Engility Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Daylight Time, on May 21, 2015, at the Washington Dulles Airport Marriott, 45020 Aviation Drive, Sterling, VA 20166, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Continued and to be signed on reverse side